                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11 or ss. 240.14a-12

                           RENAISSANCERE HOLDINGS LTD.
                (Name of Registrant as Specified in Its Charter)

                           RENAISSANCERE HOLDINGS LTD.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies: _______

     2)  Aggregate number of securities to which transaction applies: __________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction: _______________

     5)  Total fee paid: _____________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: ___________
     2)  Form, Schedule or Registration Statement No: _____________
     3)  Filing Party: ___________
     4)  Date Filed: ____________

                           RENAISSANCERE HOLDINGS LTD.
                                RENAISSANCE HOUSE
                               8-12 EAST BROADWAY
                             PEMBROKE HM 19 BERMUDA

                                 ---------------

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 18, 2001

                                 ---------------

To the Shareholders of RenaissanceRe Holdings Ltd.:

Notice is hereby given that our 2001 Annual General Meeting of Shareholders (the "Annual Meeting") will be held at Renaissance House, 8-12 East Broadway, Pembroke, Bermuda on May 18, 2001 at 10:00 a.m., Atlantic daylight savings time, for the following purposes:

         1. To amend our Bye-laws to fix the size of our Board of Directors at eight directors and to authorize the Board, at its discretion, to expand the size of the Board to eleven directors and to fill any additional positions so created (the "Board Size Proposal").

         2. To amend our Bye-laws to remove the requirement that, with respect to any matter required to be submitted to a shareholder vote of our principal operating subsidiary, Renaissance Reinsurance Ltd. ("Renaissance"), we must submit a proposal relating to such matters to the shareholders of RenaissanceRe Holdings Ltd. (the "Renaissance Voting Proposal").

         3. To elect two Class III directors to serve until our 2004 Annual Meeting (the "Board Nominees Proposal").

         4. To appoint the firm of Ernst & Young, independent auditors, to serve as our independent auditors for the 2001 fiscal year until our 2002 Annual Meeting, and to refer the determination of the auditors' remuneration to the Board (collectively, the "Auditors Proposal").

         5. To consider, and if thought fit, approve the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan (the "2001 Plan") under which 950,000 Full Voting Common Shares would be reserved for issuance pursuant to grants of restricted stock and stock bonuses or upon the exercise of options granted under the 2000 Plan (the "2001 Plan Proposal").

At the Annual Meeting, shareholders will also receive the report of our independent auditors and our financial statements for the year ended December 31, 2000, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

All shareholders of record at the close of business on April 2, 2001 are entitled to notice of, and to vote at, the Annual Meeting.

All shareholders are cordially invited to attend the meeting in person. However, to ensure that your shares are represented at the Annual Meeting, you are urged to complete, sign, date and return the accompanying proxy card promptly in the enclosed postage paid envelope. Please sign the accompanying proxy card exactly as your name appears on your share certificate(s). You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even if you have returned a proxy.

By order of the Board of Directors,



James N. Stanard
Chairman of the Board
April 6, 2001

                           RENAISSANCERE HOLDINGS LTD.
                                RENAISSANCE HOUSE
                               8-12 EAST BROADWAY
                             PEMBROKE HM 19 BERMUDA

                                 ---------------

                     ANNUAL GENERAL MEETING OF SHAREHOLDERS

                                  MAY 18, 2001

                                 ---------------

                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of RenaissanceRe Holdings Ltd. ("we" or the "Company") to be voted at our Annual General Meeting of Shareholders to be held at Renaissance House, 8-12 East Broadway, Pembroke, Bermuda on May 18, 2001 at 10:00 a.m., Atlantic daylight savings time, or any postponement or adjournment thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting and the accompanying form of proxy are being first mailed to shareholders on or about April 6, 2001.

         As of April 2, 2001, the record date for the determination of persons entitled to receive notice of, and to vote at, the Annual Meeting, there were issued and outstanding: (i) 18,311,166 shares of our common shares, par value $1.00 per share (the "Full Voting Common Shares"), and (ii) 1,448,504 shares of our Diluted Voting Class I Common Shares, par value $1.00 per share (the "Diluted Voting Shares"). Our Full Voting Common Shares and the Diluted Voting Shares are referred to in this Proxy Statement collectively as the "Common Shares." The Common Shares are our only class of equity securities outstanding and entitled to vote at the Annual Meeting.

         Holders of Full Voting Common Shares are entitled to one vote on each matter to be voted upon by the shareholders at the Annual Meeting for each share held. Holders of Diluted Voting Shares are entitled to a fixed voting interest in the Company of up to 9.9% of all outstanding voting rights attached to the Common Shares, inclusive of the percentage interest in the Company represented by Controlled Common Shares (as defined below), but in no event greater than one vote for each share held. With respect to any holder of Diluted Voting Shares, "Controlled Common Shares" means Common Shares owned directly, indirectly or constructively by such holder within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable rules and regulations thereunder.

         The presence, in person or by proxy, of holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Holders of Full Voting Common Shares and Diluted Voting Shares shall vote together as a single class on all matters presented for a vote by the shareholders at the Annual Meeting.

         AT THE ANNUAL MEETING, SHAREHOLDERS WILL BE ASKED TO TAKE THE FOLLOWING
ACTIONS:

         1. To amend our Bye-laws to fix the size of our Board of Directors at eight directors and to authorize the Board, at its discretion, to expand the size of the Board to eleven directors and to fill any additional positions so created (the "Board Size Proposal").

         2. To amend our Bye-laws to remove the requirement that, with respect to any matter required to be submitted to a shareholder vote of our principal operating subsidiary, Renaissance Reinsurance Ltd. ("Renaissance"), we must submit a proposal relating to such matters to the shareholders of RenaissanceRe Holdings Ltd. (the "Renaissance Voting Proposal").

         3. To elect two Class III directors to serve until our 2004 Annual Meeting (the "Board Nominees Proposal").

         4. To appoint the firm of Ernst & Young, independent auditors, to serve as our independent auditors for the 2001 fiscal year until our 2002 Annual Meeting, and to refer the determination of the auditors' remuneration to the Board (collectively, the "Auditors Proposal").

         5. To consider, and if thought fit, approve the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan (the "2001 Plan") under which 950,000 Full Voting Common Shares would be reserved for issuance pursuant to grants of restricted stock and stock bonuses or upon the exercise of options granted under the 2000 Plan (the "2001 Plan Proposal").

         At the Annual Meeting, shareholders will also receive the report of our independent auditors and the financial statements of the Company for the year ended December 31, 2000, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

         All of the above Proposals will be decided by the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon. A hand vote will be taken unless a poll is requested pursuant to the Bye-laws. PT Investments, Inc. ("PT Investments") and our directors and executive officers intend to vote their shares, representing in the aggregate approximately 20% of the outstanding voting rights attached to the Common Shares, in favor of each of the Proposals to be acted on at the Annual Meeting.

                           SOLICITATION AND REVOCATION

         PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD. Such persons designated as proxies are officers of the Company. Any shareholder desiring to appoint another person to represent him or her at the Annual Meeting may do so either by inserting such person's name in the blank space provided on the accompanying form of proxy, or by completing another form of proxy and, in either case, delivering an executed proxy to the Secretary of the Company at the address indicated above, before the time of the Annual Meeting. It is the responsibility of the shareholder appointing such other person to represent him or her to inform such person of this appointment.

         All Common Shares represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted FOR each of the Proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxyholder's best judgment as to any other business as may properly come before the Annual Meeting. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person will vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the shareholder appointing him or her. Member brokerage firms of The New York Stock Exchange, Inc. (the "NYSE") that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon all of the Proposals. Any "broker non-votes" and abstentions will not be counted as shares present in connection with proposals with respect to which they are not voted. Any shareholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking such proxy, by executing and delivering a later dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting by a shareholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy.

         We will bear the cost of solicitation of proxies. We have engaged the firm of MacKenzie Partners, Inc. to assist us in the solicitation of proxies for a fee of $8,500, plus the reimbursement of certain expenses. Further solicitation may be made by our directors, officers and employees personally, by telephone, internet or otherwise, but such persons will not be specifically compensated for such services. We may also make, through bankers, brokers or other persons, a solicitation of proxies of beneficial holders of the Common Shares. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of Common Shares which such persons hold of record.

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         The table below sets forth the names, ages and titles of the persons who were directors and executive officers of the Company as of March 15, 2001.

NAME                    AGE   POSITION
----                    ---   --------
James N. Stanard        52    Chairman of the Board, President and Chief
                              Executive Officer
William I. Riker        41    Director, Executive Vice President of
                              RenaissanceRe and President and Chief Operating
                              Officer of Renaissance Reinsurance
David A. Eklund         41    Executive Vice President of RenaissanceRe and
                              Chief Underwriting Officer of Renaissance
                              Reinsurance
John M. Lummis          43    Executive Vice President and Chief Financial
                              Officer
Arthur S. Bahr          69    Director
Thomas A. Cooper        64    Director
Edmund B. Greene        62    Director
Brian R. Hall           59    Director
Gerald L. Igou          66    Director
Kewsong Lee             35    Director
Paul J. Liska           44    Director
W. James MacGinnitie    62    Director
Scott E. Pardee         64    Director

         James N. Stanard has served as our Chairman of the Board, President and Chief Executive Officer since our formation in June 1993. Mr. Stanard is a Class II Director. From 1991 through June 1993, Mr. Stanard served as Executive Vice President of USF&G and was a member of a three-person Office of the President. As Executive Vice President of USF&G, he was responsible for USF&G's underwriting, claims and ceded reinsurance. From October 1983 to 1991, Mr. Stanard was an Executive Vice President of F&G Re, Inc., USF&G's start-up reinsurance subsidiary. Mr. Stanard was one of two senior officers primarily responsible for the formation of F&G Re, where he was responsible for underwriting, pricing and marketing activities of F&G Re during its first seven years of operations. As Executive Vice President of F&G Re, Mr. Stanard was personally involved in the design of pricing procedures, contract terms and analytical underwriting tools for all types of treaty reinsurance, including both U.S. and international property catastrophe reinsurance.

         William I. Riker was appointed as one of our Directors in August 1998. Mr. Riker is a Class I Director. Mr. Riker was appointed as our Executive Vice President in December 1997 and previously served as our Senior Vice President from March 1995 and as our Vice President-- Underwriting from November 1993. Mr. Riker has served as President and Chief Operating Officer of Renaissance since February 1998. From March 1993 through October 1993, Mr. Riker served as Vice President of Applied Insurance Research, Inc. Prior to that, Mr. Riker held the position of Senior Vice President, Director of Underwriting at American Royal Reinsurance Company. He was responsible for developing various analytical underwriting tools while holding various positions at American Royal from 1984 through 1993.

         David A. Eklund has served as our Chief Underwriting Officer since February 1999, and as Executive Vice President of Renaissance since December 1997, prior to which he served as our Senior Vice President and Senior Vice President of Renaissance from February 1996. Mr. Eklund previously served as our Vice President -- Underwriting and Renaissance Reinsurance from September 1993. From November 1989 through September 1993, Mr. Eklund held various positions in casualty underwriting at Old Republic International Reinsurance Group, Inc., where he was responsible for casualty treaty underwriting and marketing. From March 1988 to November 1989, Mr. Eklund held various positions in operations of the catastrophe reinsurance business at Berkshire Hathaway Inc., where he was responsible for underwriting and marketing finite risk and property catastrophe reinsurance.

         John M. Lummis has served as our Executive Vice President since February 2001 and Chief Financial Officer since September 1997. Mr. Lummis served as Senior Vice President from September 1997 to February 2001. Mr. Lummis served as one of our directors from July 1993 to December 1997, when he resigned in connection with his appointment as an executive officer. Mr. Lummis served as Vice President-- Business Development of USF&G Corporation from 1994 until August 1997 and served as Vice President and Group General Counsel of USF&G Corporation from 1991 until 1995. USF&G Corporation is the parent company of USF&G and was acquired by The St. Paul Companies, Inc. in May 1998. From 1982 until 1991, Mr. Lummis was engaged in the private practice of law with Shearman & Sterling.

         Arthur S. Bahr has served as one of our directors since our formation in June 1993. Mr. Bahr is a Class III Director. Mr. Bahr served as Director and Executive Vice President -- Equities of General Electric Investment Corporation, formerly a subsidiary of General Electric Company and registered investment adviser, from 1987 until December 1993. Mr. Bahr served GEIC in various senior investment positions since 1978 and was a Trustee of General Electric Pension Trust from 1976 until December 1993. Mr. Bahr served as a Director and Executive Vice President of GE Investment Management Incorporated, a subsidiary of General Electric Company, and a registered investment adviser, from 1988 until his retirement in December 1993. From December 1993 until December 1995, Mr. Bahr served as a consultant to GEIC.

         Thomas A. Cooper has served as one of our directors since August 7, 1996. Mr. Cooper is a Class II Director. Mr. Cooper has served as Chairman and Chief Executive Officer of TAC Associates, a privately held investment company since August 1993. Also from August 1993 until August 1996, Mr. Cooper served as Chairman and Chief Executive Officer of Chase Federal Bank FSB. From June 1992 until July 1993, Mr. Cooper served as principal of TAC Associates. From April 1990 until May 1992, Mr. Cooper served as Chairman and Chief Executive Officer of Goldome FSB. From 1986 to April 1990, Mr. Cooper served as Chairman and Chief Executive Officer of Investment Services of America, one of the largest full service securities brokerage and investment companies in the United States.

         Edmund B. Greene has served as one of our directors since our formation in June 1993. Mr. Greene currently serves as a consultant to Aon Corporation. Mr. Greene retired as Deputy Treasurer-Insurance of General Electric Company in October 1998, where he had served since March 1995. Prior to that, Mr. Greene was Manager-Corporate Insurance Operation of General Electric Company since 1985, and previously served in various financial management assignments at General Electric Company since 1962.

         Brian Hall has served as one of our directors since August 1999. Mr. Hall is a Class I Director. Mr. Hall, who is President of Inter-Ocean Management Ltd., an independent company providing management and general consulting services, retired as a Director of Johnson & Higgins, and Chairman of Johnson & Higgins (Bermuda) Ltd. in July 1997. Mr. Hall started his career in the Bermuda insurance industry when he joined American International Group in 1958. He moved to International Risk Management Ltd. in 1964. In 1969 he founded Inter-Ocean Management Ltd. which entered into an association with Johnson & Higgins in 1970. Inter-Ocean was acquired by Johnson & Higgins in 1979, and Mr. Hall was appointed President of Johnson & Higgins (Bermuda) Ltd., and became a Director of Johnson & Higgins in 1989. After his retirement in 1997, Mr. Hall re-established Inter-Ocean Management Ltd.

         Gerald L. Igou has served as one of our directors since our formation in June 1993. Mr. Igou is a Class III Director. Mr. Igou has served as Vice President-- Investment Analyst for GE Asset Management Incorporated, or GEAM, and certain of its predecessors since September 1993. He is a Certified Financial Analyst and has served GEAM and its predecessors in the capacities of investment analyst and sector portfolio manager since 1968. Prior to joining General Electric, Mr. Igou was an analyst with the Wall Street firms of Smith Barney Inc. and Dean Witter & Co.

         Kewsong Lee has served as one of our directors since December 1994. Mr. Lee is a Class II Director. Mr. Lee has served as a Member and Managing Director of E.M. Warburg, Pincus & Co. LLC and a general partner of Warburg, Pincus & Co. since January 1, 1997. Mr. Lee served as a Vice President of Warburg, Pincus Ventures, Inc. from January 1995 to December 1996, and as an associate at E.M. Warburg, Pincus & Co., Inc. from 1992 to until December 1994. Prior to joining E.M. Warburg, Mr. Lee was a consultant at McKinsey & Company, Inc., a management consulting company, from 1990 to 1992. Mr. Lee is a director of Knoll, Inc., Eagle Family Foods, Inc. and several privately held companies.

         Paul J. Liska has served as one of our directors since August 1998. Mr. Liska is a Class III Director. Mr. Liska has served as Executive Vice President and Chief Financial Officer of The St. Paul Companies, Inc. ("St. Paul") since 1997. From 1996 to 1997, Mr. Liska served as President and Chief Executive Officer of Specialty Foods Corporation. From 1994 to 1996, Mr. Liska served as Chief Operating Officer and Chief Financial Officer of Specialty Foods Corporation. From 1988 to 1994, Mr. Liska held several positions with Kraft General Foods, including Chief Financial Officer of Kraft U.S.A. Mr. Liska also held a finance position with Quaker Oats Co., and positions in finance, sales and sales management with American Hospital Supply Corp. A certified public accountant, he began his career with Price Waterhouse & Co. On March 9, 2001, Mr. Liska announced his resignation from St. Paul, effective April 1, 2001.

         W. James MacGinnitie has served as one of our directors since February 2000. Mr. MacGinnitie is a Class II Director. Mr. MacGinnitie is an independent actuary and consultant. He served as Senior Vice President and Chief Financial Officer of CNA Financial from September 1997 to September 1999. From May 1994 until September 1997, Mr. MacGinnitie was a partner of Ernst & Young and National Director of its actuarial services. From 1975 until 1994 he was a principal in Tillinghast, primarily responsible for its property-casualty actuarial consulting services. Prior thereto, Mr. MacGinnitie was a Professor of Actuarial Science & Director of Actuarial Program at the University of Michigan, Ann Arbor, Michigan, from 1973 to 1975.

         Scott E. Pardee has served as one of our directors since February 1997. Mr. Pardee is a Class I Director. Mr. Pardee serves as Alan R. Holmes Professor of Economics at Middlebury College, where he has taught since January 1, 2000. Previously he served as a Senior Lecturer at the MIT Sloan School of Management and Executive Director of the Finance Research Center at the Sloan School from November 1997. Mr. Pardee served as Chairman of Yamaichi International (America), Inc., a financial services company, from 1989 to 1995. Mr. Pardee previously served as Executive Vice President and a member of the Board of Directors of Discount Corporation of New York, a primary dealer in U.S. government securities, and Senior Vice President of the Federal Reserve Bank of New York and Manager of Foreign Operations of the Open Market Committee of the Federal Reserve System.

         In part to accommodate the expected reduction in the size of our Board, Mr. Liska and Mr. Igou, who have been Class III Directors, are not standing for reelection at the Annual Meeting, and Mr. Lee, who has been a Class II Director, intends to resign following the Annual Meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                            MANAGEMENT AND DIRECTORS

         The following table sets forth information as of March 15, 2001 with respect to the beneficial ownership of Common Shares and the applicable voting rights attached to such share ownership in accordance with the Bye-laws by (i) each person known by us to own beneficially 5% or more of the outstanding Common Shares; (ii) each director of the Company; (iii) the Company's Chief Executive Officer and each of the three remaining most highly compensated executive officers (collectively, the "Named Executive Officers"); and (iv) all executive officers and directors of the Company as a group.

                                                   NUMBER OF      PERCENTAGE OF
BENEFICIAL OWNER(1)                            COMMON SHARES(2)   VOTING RIGHTS
-------------------                            ----------------   -------------
FMR Corp.(3)
82 Devonshire Street
Boston, Massachusetts  02109..................     2,002,290           10.13(3)

PT Investments, Inc. (4)
3003 Summer Street
Stamford, Connecticut  06904..................     1,772,204            8.97

James N. Stanard (5)..........................     1,326,553            6.71
William I. Riker (6)..........................       370,593            1.88
David A. Eklund (7)...........................       343,275            1.74
John M. Lummis (8)............................       129,463               *
Arthur S. Bahr (9)............................        27,558               *
Thomas A. Cooper (10).........................        17,394               *
Edmund B. Greene (11).........................         4,538               *
Brian Hall (12)...............................         6,934               *
Gerald L. Igou (11)...........................            --               *
Kewsong Lee...................................           600               *
Paul J. Liska ................................            --               *
W. James MacGinnitie (13).....................         8,672               *
Scott E. Pardee (14)..........................         8,612               *
All executive officers and directors of the
Company (13 persons)..........................     2,241,525           11.34

-------------------
*Less than 1%

(1) Pursuant to the regulations promulgated by the Securities and Exchange Commission (the "Commission"), shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)      Unless otherwise noted, consists solely of Full Voting Common Shares.

(3) According to a Statement on Schedule 13G filed with the Commission on February 14, 2001, as an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, FMR Corp. may be deemed to be the beneficial owner of 2,002,290 Common Shares by reason of advisory and other relationships with the persons who own such Common Shares. According to this Schedule 13G, Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp., through its control of Fidelity Management Trust Company, each have sole dispositive power over and sole power to vote or to direct the voting of 163,300 common shares, but neither FMR Corp. nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned directly by the various Fidelity funds, which power resides with the Boards of Trustees of the various funds. According to this Schedule 13G, Fidelity carries out the voting of the shares under written guidelines established by its funds' Boards of Trustees. Further, according to Fidelity's Schedule 13G, no one person covered by the Schedule 13G has an interest in more than 5% of the total Common Shares outstanding. Based on the information provided in this Schedule 13G, we do not believe that FMR Corp., Edward C. Johnson or any Fidelity fund own an amount of Common Shares exceeding the limitations set forth in our Bye-laws.

(4) Consists of 1,448,504 Diluted Voting Shares and 323,700 Full Voting Common Shares owned directly by Kingsway PT Limited Partnership ("Kingsway").

(5) Includes 372,617 Common Shares issuable upon the exercise of options under the Second Amended and Restated 1993 Stock Incentive Plan of RenaissanceRe Holdings Ltd. (the "Incentive Plan") that are vested and presently exercisable, and 125,000 Restricted Shares which have not vested.

(6) Includes 151,683 Common Shares issuable upon the exercise of options under the Incentive Plan that are vested and presently exercisable, and 68,558 Restricted Shares which have not vested, and 1,556 shares indirectly held.

(7) Includes 135,056 Common Shares issuable upon the exercise of options under the Incentive Plan that are vested and presently exercisable, and 83,202 Restricted Shares which have not vested.

(8) Includes 66,608 Common Shares issuable upon the exercise of options under the Incentive Plan that are vested and presently exercisable, and 37,425 Restricted Shares which are not vested and 2,500 Common Shares indirectly held.

(9) Includes 922 Common Shares granted in payment of directors' fees under the Directors Plan which have not vested, and 15,333 Common Shares issuable upon the exercise of options under the Directors Plan that are vested and presently exercisable.

(10) Includes 922 Common Shares granted in payment of directors' fees under the Directors Plan which have not vested, and 15,333 Common Shares issuable upon the exercise of options under the Directors Plan that are vested and presently exercisable.

(11) Includes 538 Common Shares granted in payment of directors' fees under the Directors Plan which have not vested, and 4,000 Common Shares issuable upon the exercise of options under the Directors Plan that are vested and presently exercisable. Until October 1998, Mr. Greene served as the Deputy Treasurer-Insurance of General Electric Company and Mr. Igou is a Vice President-Investment Analyst for GEAM. Messrs. Greene and Igou disclaim "beneficial ownership," within the meaning of Rule 13d-3 under the Exchange Act, of the Common Shares owned by PT Investments.

(12) Includes 808 Common Shares granted in payment of directors' fees under the Directors Plan which have not vested, and 6,000 Common Shares issuable upon the exercise of options under the Directors Plan that are vested and presently exercisable.

(13) Includes 604 Common Shares granted in payment of directors' fees under the Directors Plan which have not vested, and 6,034 Common Shares issuable upon the exercise of options under the Directors Plan that are vested and presently exercisable.

(14) Includes 922 Common Shares granted in payment of directors' fees under the Directors Plan which have not vested, and 6,333 Common Shares issuable upon the exercise of options under the Directors Plan that are vested and presently exercisable

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employee Credit Facility

         In order to encourage employee ownership of Common Shares, we have guaranteed certain loan and pledge agreements (collectively, the "Employee Credit Facility") between certain employees of the Company (the "Participating Employees") and Bank of America Illinois ("BofA"). Pursuant to the terms of the Employee Credit Facility, BofA has agreed to loan the Participating Employees up to an aggregate of $25 million. Each loan under the Employee Credit Facility is required to be initially collateralized by the respective Participating Employee with Common Shares or other collateral acceptable to BofA at a rate of 2.25 times the amount of each such loan. If the value of the collateral provided by a Participating Employee subsequently decreases below 1.5 times the outstanding loan amount, such Participating Employee is required to contribute additional collateral in the amount of such deficiency. Loans under the Employee Credit Facility are otherwise non-recourse to the Participating Employees.

Shareholders Agreement and Registration Rights Agreement

         As of December 31, 2000, PT Investments and USF&G were parties to an amended and restated shareholders agreement (the "Shareholders Agreement") among themselves and us, pursuant to which we and the Investors have each agreed to use their respective reasonable best efforts to nominate and to elect certain designees of the Investors to the Board. This agreement automatically terminated as to USF&G upon the completion of the sale by USF&G of all its Common Shares in an underwritten public offering consummated on March 13, 2001.

         In addition, PT Investments and USF&G were parties to an amended and restated registration rights agreement (the "Registration Rights Agreement"), pursuant to which they had the right to require registrations of our securities held by them. USF&G no longer owns any common shares.

         On April 3, 2001, we and PT Investments terminated the Shareholders Agreement and the Registration Rights Agreement and entered into a new Investors' Rights Agreement with Kingsway. Pursuant to this agreement, PT Investments and Kingsway were granted certain information rights and PT Investments was granted certain observation rights relating to our Board of Directors. In addition, PT Investments and Kingsway were granted the right to request registrations of their Common Shares, subject to certain limitations. We are required to bear most costs of registering these securities. We do not intend to list the Diluted Voting Shares held by PT Investments on the NYSE.

         We have filed a Registration Statement on Form S-8 under the Securities Act (File No. 333-06339) registering for sale an aggregate of 2,412,500 Full Voting Common Shares issued pursuant to the Incentive Plan and the Director Plan.

Lease Agreement

         In September 1998, we entered into a twenty-one year lease (the "Lease") with respect to a house in Paget Parish, Bermuda, occupied by William
I. Riker. The property which is subject to the Lease is owned by the Bellevue Trust (the "Trust"). Mr. Riker is a Trustee of the Trust, and holds no direct economic interest therein, however does hold an indirect economic interest through a personal loan provided indirectly to the Trust. We have prepaid under the Lease an aggregate amount of $2,063,874 to the Trust, representing the present value of all of the twenty-one year Lease payments. If the Lease is terminated for any reason, then we will be repaid all outstanding amounts due under the remaining term of the Lease. We believe that the terms of the Lease, which was determined in arm's length negotiations, represent market value terms customary in the Bermuda residential property market.

Reinsurance Transactions with The St. Paul Companies, USF&G and GEC

         We have in force several reinsurance treaties with St. Paul, USF&G, subsidiaries of USF&G and affiliates of PT Investments covering property catastrophe risks in several geographic zones. The terms of these treaties were determined in arm's length negotiations and we believe that such terms are comparable to terms we would expect to negotiate in similar transactions with unrelated parties. For the year ended December 31, 2000, we received $14 million in reinsurance premiums from treaties with affiliates of PT Investments, and $0.4 million in reinsurance premiums from treaties with St. Paul, USF&G and certain subsidiaries of USF&G.

         During the year ended December 31, 2000, we received 2.4% of our premium assumed from the reinsurance brokerage firm of Bates Turner Inc., a GE Capital Services company and an affiliate of PT Investments ("Bates"). We paid commissions to Bates in the aggregate amount of $0.9 million in 2000. The terms of such commissions were determined in arm's length negotiations.

                      BOARD OF DIRECTORS; BOARD COMMITTEES

Board of Directors Meetings; Board Committee Meetings

Overview

         During 2000, the Board met four times, the Audit Committee met four times, the Investment Committee met four times, the Compensation Committee met four times and the Nominating Committee met one time. Each of the Company's Directors, attended all meetings of the Board and any Committee on which they served, with the exception of Mssrs. Lee and Liska who attended two of the four meetings and Mssrs. Hall, Igou and MacGinnitie who attended three of the four meetings.

         Mr. Liska and Mr. Igou are not standing for reelection at the Annual Meeting, and Mr. Lee has informed us that he intends to resign from the Board following the Annual Meeting. The Board will fill vacancies on the committees served on by these directors pursuant to the provisions of our Bye-laws.

Audit Committee

         The Audit Committee of the Board presently consists of Messrs. Hall, Greene, Lee and Pardee. The Board has determined that all members of the Audit Committee meet the independence standards of the New York Stock Exchange. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission; (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Audit Committee provides an avenue for communication between internal audit, the independent accountants, financial management and the Board. The Board has adopted and approved a written charter which governs the Audit Committee and is attached as Appendix A.

Compensation Committee; Compensation Sub-Committee

         The Compensation Committee of the Board presently consists of Messrs. Bahr, Cooper, and Liska, and has the authority to establish compensation policies and recommend compensation programs to the Board. A sub-committee of the Compensation Committee (the "Sub-Committee"), which presently consists of Messrs. Bahr and Cooper, has the authority to grant options ("Options") and restricted Full Voting Common Shares (the "Restricted Shares") under the Incentive Plan and to administer the Incentive Plan and our bonus plan.

Investment Committee

         The Investment Committee of the Board presently consists of Messrs. Igou, MacGinnitie, Pardee and Riker, and has the authority to establish investment policies and the responsibility for oversight of investment managers of our investment portfolio.

Nominating Committee

         The Nominating Committee of the Board presently consists of Messrs. Stanard, Greene, Lee and Pardee, and has the authority to consider and approve, on behalf of the full Board, nominees to the Board, and to fill any vacancies on the Board which may occur from time to time.

         The Nominating Committee will consider nominees to the Board recommended by not less than twenty shareholders holding in the aggregate not less than 10% of the outstanding paid up share capital of the Company. Any such recommendation must be sent to the Secretary of the Company not less than 60 days prior to the scheduled date of the Annual Meeting and must set forth for each nominee: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (the "Proxy Filings"). The written notice must also include the following information with regard to the shareholder giving the notice: (i) the name and record address of such shareholder; (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such shareholder; (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person (including his name and address) pursuant to which the nomination(s) are to be made by such shareholder; (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such shareholder that would be required to be disclosed in a Proxy Filing. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Special Transaction Committee

         The Special Transaction Committee of the Board presently consists of Messrs. Cooper, Liska, MacGinnitie and Stanard and has the authority of the Board to consider and approve, on behalf of the full Board, strategic investments and other possible transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

         Under the Exchange Act, our directors and executive officers, and any persons holding more than 10% of the outstanding Common Shares are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the Commission. Specific filing dates for these reports have been established by the Commission, and we are required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 2000 fiscal year. Based upon our review of copies of such reports furnished to us, we believe that during the 2000 fiscal year our executive officers and directors and the holders of more than 10% of the outstanding Common Shares complied with all reporting requirements of Section 16(a) under the Exchange Act.

                             AUDIT COMMITTEE REPORT

         The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

         The Audit Committee oversees the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

         The Audit Committee reviewed with Ernst & Young, the Company's independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board.

         The Audit Committee discussed with the Company's independent auditors the overall scopes and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

         In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

                                            Brian R. Hall, Chair
                                            Edmund B. Greene
                                            Kewsong Lee
                                            Scott E. Pardee

                   EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Committee Report on Executive Compensation

         Executive Compensation Policy. Our compensation policy for all of our executive officers is formulated and administered by the Compensation Committee of the Board. The components of our compensation policy include salary, annual bonus, and long-term incentives, consisting of stock options, restricted stock and a long-term incentive bonus plan. The Compensation Committee also administers the Incentive Plan, under which the Compensation Committee's Sub-Committee periodically grants Options and Restricted Shares to the executive officers and other employees of the Company. The Sub-Committee is comprised of Messrs. Bahr and Cooper. Exercise prices and vesting terms of Options granted under the Incentive Plan are in the sole discretion of the Sub-Committee.

         The primary goals of our compensation policy are to continue to attract and retain talented executives at our offshore location, to reward results (i.e., contribution to shareholder value, financial performance and accomplishment of agreed-upon projects) and to encourage teamwork. Financial performance factors include return on equity and earnings per share growth The Compensation Committee believes that the total compensation awarded should be concentrated in equity-based incentives to link the interests of executives closely with the interests of our shareholders. In determining the level of executive compensation, the Compensation Committee evaluates whether the compensation awarded to an executive is competitive with compensation awarded to executives holding similar positions at selected peer companies, combined with an evaluation of the executive's performance.

         We have entered into employment agreements with each of our senior executive officers, all other officers of the Company and certain officers of our subsidiaries. These employment agreements were entered into to recognize the significant contribution of the officers to our success and the enhancement of shareholder value, to seek to ensure the continued retention of these key employees into the future, and to incentivize these employees and further align their interests with those of the shareholders by weighting significantly the compensation of such officers with equity-based incentives. The Compensation Committee reviews and approves the base salary component and cost of living allowances awarded to such executives under their respective employment agreements. The Sub-Committee may award discretionary annual cash bonuses.

         In accordance with the goals and evaluations of the Compensation Committee, the Compensation Committee has approved the Stock Bonus Plan and the Long Term Incentive Bonus Plan. Under the Stock Bonus Plan eligible employees may elect to receive a grant of Common Shares of up to 50 percent of their bonus in lieu of cash, with an associated matching grant of an equal number of Restricted Shares. The Long Term Incentive Bonus is available to each of our executive officers and other officers and entitles those individuals to an incentive bonus based on cumulative returns on equity, and earnings per share over a multi-year period.

         The Sub-Committee may also grant Options and/or Restricted Shares to such executives. Generally, Options are granted at a price equal to the fair market value of the Full Voting Common Shares on an average fair market value of the five days prior to the date of the grant.

The Compensation Committee believes that such executives' beneficial ownership positions in the Company, as a result of their respective personal investments and the Options and Restricted Shares granted to them, causes their interests to be well aligned with ours and our shareholders.

         In May 2000, the Sub-Committee approved a grant of Options to each of Messrs. Riker and Eklund to purchase 103,000 Common Shares and a grant to Mr. Lummis to purchase 77,000 Common Shares. These grants were larger than the customary annual grants approved by the Sub-Committee in recent years, but were deemed appropriate as a means to incentivize our senior executive officers to deliver attractive operating results and increase shareholder value. It is intended that these grants will substitute for our customary annual option grants for 2000, 2001 and 2002, although the Sub-Committee retains discretion to make additional grants if it deems necessary or appropriate.

         Currently, approximately 90,000 Common Shares remain available for grants under the Incentive Plan. The Compensation Committee believes that this number is not sufficient to satisfy the anticipated need for additional grants to our employees. Therefore, the Compensation Committee and the Board are proposing to adopt a new stock incentive plan and to reserve 950,000 Common Shares for issuance under that plan. The new plan, the Renaissance Holdings Ltd. 2001 Stock Incentive Plan, was adopted by the Board on February 6, 2001, subject to approval by our shareholders.

         Chief Executive Officer's Compensation. The compensation of James N. Stanard, President and Chief Executive Officer of the Company, is determined and reviewed by the Compensation Committee. In determining Mr. Stanard's compensation, the Compensation Committee evaluates Mr. Stanard's contributions toward creation and enhancement of shareholder value, including the achievement of agreed-upon objectives. The Compensation Committee considers subjective factors, such as Mr. Stanard's dedication and leadership abilities, as well as objective factors, such as his impact on the financial and operating performance of the Company. The Compensation Committee believes that the continuing development of the Company, the operating results of the Company, the execution of the Company's capital plan, the success in motivating the employees of the Company, the articulation of the strategic vision of the Company and the current market position of the Company were significantly impacted by Mr. Stanard and members of his management team.

         In recognition of Mr. Stanard's long term contribution to the Company and to the enhancement of shareholder value, the Committee resolved that it would be in the best interests of the Company and its shareholders to retain Mr. Stanard to ensure that his contribution to the Company and the shareholders would continue.

         Consistent with the Compensation Committee's general compensation philosophy for our executives, Mr. Stanard's compensation has been weighted significantly towards equity-based incentives. In May 2000, the Company granted to Mr. Stanard, pursuant to the Incentive Plan, an Option to purchase 200,000 Common Shares. As with the grant to other Named Executive Officers, this grant was larger than recent annual grants to Mr. Stanard but was deemed appropriate as a means to incentivise Mr. Stanard to aggressively pursue strategies to increase shareholder value. As noted, it is intended that this grant will substitute for the Company's customary annual option grants to Mr. Stanard for 2000, 2001 and 2002, although the Sub-

Committee retains discretion to make additional grants if it deems necessary or appropriate. The Compensation Committee believes that Mr. Stanard's beneficial ownership position in the Company, as a result of his personal investment and the Options and Restricted Shares granted to him, cause his interests to be well aligned with the long term interests of the Company and our shareholders.

         Mr. Stanard's cash bonus payments for 2000 were governed by the terms of his Fourth Amended and Restated Employment Agreement. See "CEO Employment Agreement."

         The Company is not a United States taxpayer, therefore, Section 162(m) of the Code (which generally disallows a tax deduction to public companies for annual compensation over $1 million paid to the chief executive officer or any of the four other most highly compensated executive officers) does not apply to the Company's compensation payments.

                                       Thomas A. Cooper, Chair
                                       Arthur S. Bahr
                                       Paul J. Liska

Performance Graph

         The following graph compares the cumulative return on the Common Shares during the fiscal periods ended December 31, 1996, 1997, 1998, 1999 and 2000 to such return for the Standard & Poor's ("S&P") 500 Composite Stock Price Index and S&P's Property-Casualty Industry Group Stock Price Index, for the period commencing on January 1, 1996 and ending on December 31, 2000, assuming (i) $100 was invested on January 1, 1996 and (ii) reinvestment of dividends. Each measurement point on the graph below represents the cumulative shareholder return as measured by the last sale price at the end of each calendar year during the period from January 1, 1996 through December 31, 2000. As depicted in the graph below, during this period, the cumulative total return (1) for the Common Shares was 269.0%, (2) for the S&P 500 Composite Stock Price Index was 156.6% and (3) for the S&P Property-Casualty Industry Group Stock Price Index was 124.3%.

                      Comparison of Cumulative Total Return
 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

RenaissanceRe Holdings Ltd.                      S&P Property-Casualty Industry
      --------------                S&P 500         Group Stock Price Index
                                    -------         -----------------------
         26-Jul-95          100.00            100.00             100.00
         31-Dec-95          155.77            111.01             124.61
         31-Dec-96          169.23            135.44             151.56
         31-Dec-97          226.28            181.82             218.74
         31-Dec-98          204.60            233.49             194.90
         31-Dec-99          237.19            282.27             141.09
         31-Dec-00          369.03            256.57             224.34

Executive Compensation

                  The following Summary Compensation Table sets forth information concerning the compensation for services paid to the Named Executive Officers during the years ended December 31, 2000, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE

                                         Annual Compensation                  Long-Term Compensation
                                ------------------------------------ ---------------------------------------
                                                           Other     Restricted
                                                           Annual      Stock        Securities                 All Other
Name and                                                Compensation   Awards       Underlying      LTIP      Compensation
Principal Position       Year     Salary     Bonus(1)       (2)         (3)      Options/SARs(4) Payments(5)       (6)
------------------       ----     ------     --------   ------------   ------    --------------  -----------  ------------
James N. Stanard         2000   $450,000    $2,079,640    $283,760    $413,222        200,000     $581,174       $30,000
  Chairman, President    1999    434,167     1,849,640     321,775     397,218        101,004      528,550        30,000
  and Chief Executive    1998    412,000     1,949,314     339,819     533,328         66,667      104,510        30,000
  Officer of the
  Company

William I. Riker         2000   $294,300      $542,288    $236,823    $412,809        103,000      $94,717       $30,000
  President and Chief    1999    284,175       412,288     208,794     327,542         45,130       67,592        30,000
  Operating Officer of   1998    260,417       412,249     147,117   3,530,880         46,862       28,027        30,000
  Renaissance

David A. Eklund          2000   $272,500      $431,844    $298,267    $387,809        103,000      $94,717       $30,000
  Executive Vice         1999    263,125       381,844     238,306   3,023,771         46,112       67,592        30,000
  President and Chief    1998    233,333       351,819     162,249     399,648         44,955       28,027        30,000
  Underwriting Officer
  of Renaissance

John M. Lummis           2000   $207,100      $330,000    $165,683  $1,233,531         77,000      $25,678       $30,000
  Executive Vice         1999    199,975       202,500     154,751     252,645         25,795        6,928        30,000
  President and          1998    190,000       140,000     142,985      69,984         28,000          N/A        30,000
  Chief Financial
  Officer of the
  Company

(1) The Annual Bonuses include grants of Common Shares that were issued in lieu of a cash bonus under the Stock Bonus Plan described below: for 2000 for Messrs. Riker, Eklund and Lummis of 5,378, 4,706, and 3,361, respectively; for 1999 for Messrs. Riker, Eklund and Lummis of 3,497, 3,916, and 2,832, respectively; and for 1998 for Messrs. Riker, Eklund and Lummis of 2,604, 2,604 and 1,458, respectively. The 2000, the 1999 and the 1998 amounts also include $1,349,640, $162,288, and $101,844 in respect of an Additional Bonus and related taxes for Messrs. Stanard, Riker, and Eklund, respectively.

(2) The 2000 amounts include housing expense reimbursement in the amount of $231,018, $180,000, $180,000 and $108,000 for Messrs. Stanard, Riker,
         Eklund and Lummis, respectively. The 1999 amounts include housing expense reimbursement in the amount of $252,024, $180,000, $180,000 and $108,000 for Messrs. Stanard, Riker, Eklund and Lummis, respectively. The 1998 amounts include housing expense reimbursements in the amount of $206,505, $120,000, $138,000, and $108,000 for Messrs. Stanard,
         Riker, Eklund and Lummis, respectively.

(3) In 2000, Messrs. Stanard, Riker, Eklund and Lummis were granted 11,111, 5,722, 5,722 and 4,278 Restricted Shares, respectively, which vest ratably over four years. In addition during 2000, Messrs. Riker, Eklund and Lummis were granted 5,378, 4,706, and 3,361 Restricted Shares, respectively, which related to our Stock Bonus Plan whereby certain officers and employees are allowed to receive up to 50% of their bonus in stock which is matched with Restricted Shares which vests over four years. Also, in 2000, Mr. Lummis was granted 24,000 Restricted Shares which vest over a four year period. In 1999, Messrs. Stanard, Riker, Eklund and Lummis were granted 11,111, 5,665, 5,665, and 4,235 Restricted Shares, respectively, which vest ratably over four years. In addition during 1999, Messrs. Riker, Eklund and Lummis were granted 3,497, 3,916 and 2,832 Restricted Shares, respectively, which related to our Stock Bonus Plan whereby certain officers and employees are allowed to receive up to 50% of their bonus in stock which is matched with Restricted Shares which vests over four years. Also, in 1999, Mr. Eklund was granted 75,000 Restricted Shares in connection with an employment agreement he entered into in July

         1999. In 1998, Mr. Riker was granted 75,000 Restricted Shares in connection with an employment agreement he entered into in February 1998. Shares received by Mr. Eklund in 1999 and by Mr. Riker in 1998, in connection with their employment agreements, vest ratably over five years. In addition during 1998, Messrs. Riker, Eklund and Lummis were granted 2,604, 2,604 and 1,458 Restricted Shares, respectively, which related to our Stock Bonus Plan. Also, in 1998, Messrs. Riker and Eklund each received a grant of 5,722 Restricted Shares. In 1998, Mr. Stanard entered into an amended Employment Agreement wherein 111,111 Restricted Shares which were granted to him in 1997 received accelerated vesting and are currently fully vested. Based on the price of the Full Voting Common Shares on March 1, 2001 of $73.28 per share, the aggregate value of unvested Restricted Shares held by Messrs. Stanard, Riker, Eklund and Lummis on such date was $9,160,000, $5,023,930, $6,097,043, and $2,742,504, respectively.

(4) Represents the aggregate number of Full Voting Common Shares subject to Options granted to the Named Executive Officers during each of 1998, 1999, and 2000, as applicable.

(5) Represents the amounts payable to Messrs. Stanard, Riker, Eklund and Lummis as part of the Long Term Incentive Bonus Plan, as described below.

(6) Represents the amounts contributed to the account of each Named Executive Officer under our profit sharing retirement plan.

                            STOCK OPTION GRANTS TABLE

         The following table sets forth information concerning individual grants of Options to purchase Full Voting Common Shares made to the Named Executive Officers during 2000.

                                                                        POTENTIAL REALIZABLE
                       NUMBER OF                                          VALUE AT ASSUMED
                      SECURITIES   % OF TOTAL                              ANNUAL RATES OF
                      UNDERLYING     OPTIONS   EXERCISE               STOCK PRICE APPRECIATION
                        OPTIONS    GRANTED TO  OR BASE   EXPIRATION              FOR
      NAME              GRANTED     EMPLOYEES    PRICE      DATE             OPTION TERM
-----------------------------------------------------------------------------------------------
                                                                         5%              10%
                                                                    ----------      -----------
Stanard, James N.     197,311 (1)    12.18%    $37.19    05/04/10   $4,614,826      $11,694,876
                        2,689 (2)     0.17%    $37.19    05/04/10     $ 62,892       $  159,380
                        9,457 (3)     0.58%    $64.22    05/14/09     $316,752       $  771,512
                       99,219 (3)     6.12%    $64.22    03/26/05   $1,505,899       $3,322,412
                       76,079 (3)     4.70%    $74.45    06/23/07   $2,168,550       $5,005,213
                       23,202 (3)     1.43%    $74.45    08/06/06     $561,019       $1,264,831
                       24,807 (3)     1.53%    $74.45    10/31/08     $881,803       $2,112,073
                       23,266 (3)     1.44%    $74.45    05/26/05     $432,361       $  944,745
                       23,248 (3)     1.44%    $74.45    03/26/05     $414,463       $  901,745
                       13,324 (3)     0.82%    $74.45    10/31/10     $623,846       $1,580,948
                       54,299 (3)     3.35%    $50.41    08/06/06     $926,014       $2,099,281
                       35,303 (3)     2.18%    $64.22    06/23/07     $860,101       $2,004,629

Riker, William I.      97,622 (1)     6.03%    $37.19    05/04/10   $2,283,241       $5,786,181
                        5,378 (2)     0.33%    $37.19    05/04/10     $125,784       $  318,761
                        1,626 (3)     0.10%    $71.93    03/26/05     $ 28,084       $   61,121
                        1,631 (3)     0.10%    $71.93    04/01/07     $ 43,212       $   99,159
                        2,182 (3)     0.13%    $71.93    07/01/05     $ 40,228       $   88,151
                        1,187 (3)     0.07%    $71.93    09/02/07     $ 33,879       $   78,630
                       25,507 (3)     1.57%    $71.93    10/27/07     $746,915       $1,740,629
                        5,337 (3)     3.29%    $71.93    06/29/05     $ 98,265       $  215,296
                        1,172 (3)     0.07%    $71.93    03/25/05     $ 20,229       $   44,021
                        2,179 (3)     0.13%    $71.93    06/30/05     $ 40,146       $   87,965
                        2,666 (3)     0.16%    $50.31    08/01/05     $ 36,737       $   81,097
                        1,972 (3)     0.12%    $50.31    05/01/05     $ 25,629       $   56,208
                       19,869 (3)     1.23%    $50.31    08/06/06     $338,352       $  767,103
                        4,716 (3)     0.29%    $71.93    06/29/07     $130,502       $  301,433
                       13,321 (3)     0.82%    $71.93    10/27/06     $325,873       $  739,294
                        1,683 (3)     0.10%    $71.93    03/26/05     $ 29,069       $   63,263
                       10,013 (3)     0.62%    $71.93    10/27/08     $343,880       $  823,653
                        2,230 (3)     0.14%    $71.93    06/30/05     $ 41,086       $   90,024
                        5,503 (3)     0.34%    $71.93    10/27/09     $218,233       $  537,518
                        1,930 (3)     0.12%    $71.93    03/25/05     $ 33,312       $   72,493

Eklund, David A.       97,622 (1)     6.03%    $37.19    05/04/10   $2,283,241       $5,786,181
                        5,378 (2)     0.33%    $37.19    05/04/10     $125,784       $  318,761
                       20,664 (3)     1.28%    $47.17    08/06/06     $331,498       $  752,057
                       27,353 (3)     1.69%    $63.90    06/23/07     $677,924       $1,567,833
                        5,891 (3)     0.36%    $63.90    05/14/09     $196,483       $  478,646
                        6,832 (3)     0.42%    $64.22    03/26/05     $106,884       $  232,958
                        9,799 (3)     0.60%    $74.45    05/06/08     $323,259       $  764,045
                        1,600 (3)     0.10%    $74.45    05/01/06     $ 36,675       $   82,114
                        1,820 (3)     0.11%    $74.45    08/01/06     $ 43,911       $   98,970
                        1,599 (3)     0.10%    $74.45    04/01/05     $ 28,645       $   62,353
                        1,814 (3)     0.11%    $74.45    07/01/05     $ 34,547       $   75,686
                        4,151 (3)     0.26%    $74.45    09/01/06     $101,850       $  230,075
                        1,647 (3)     0.10%    $74.45    03/26/05     $ 29,383       $   63,933
                        1,844 (3)     0.11%    $74.45    07/02/08     $ 62,347       $  147,995

                                                                        POTENTIAL REALIZABLE
                       NUMBER OF                                          VALUE AT ASSUMED
                      SECURITIES   % OF TOTAL                              ANNUAL RATES OF
                      UNDERLYING     OPTIONS   EXERCISE               STOCK PRICE APPRECIATION
                        OPTIONS    GRANTED TO  OR BASE   EXPIRATION              FOR
      NAME              GRANTED     EMPLOYEES    PRICE      DATE             OPTION TERM
-----------------------------------------------------------------------------------------------
                                                                         5%              10%
                                                                    ----------      -----------
                        4,151 (3)     0.26%    $74.45    08/06/06     $100,425       $  226,427
                        1,589 (3)     0.10%    $74.45    03/26/05     $ 28,348       $   61,681
                        1,811 (3)     0.11%    $74.45    06/30/05     $ 34,467       $   75,506
                        4,166 (3)     0.26%    $74.45    08/06/06     $100,788       $  227,245

Lummis, John M.        71,622 (1)     4.42%    $37.19    05/04/10   $1,675,138       $4,245,128
                        5,378 (2)     0.33%    $37.19    05/04/10     $125,784       $  318,761
                        4,943 (3)     0.31%    $64.22    09/01/07     $127,145       $  295,532
                        4,391 (3)     0.27%    $64.22    05/14/09     $147,072       $  358,223
                       10,575 (3)     0.65%    $50.31    09/01/07     $218,292       $  509,357

(1) These Options were granted under the Incentive Plan and vest at a rate of 25 percent on each of May 4, 2001, May 4, 2002, May 4, 2003 and May 4, 2004.

(2) These Options granted under the Incentive Plan qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Code, and vest at the rate of 25% on each of May 4, 2001, May 4, 2002, May 4, 2003 and May 4, 2004.

(3) Consists solely of "Reload Options" granted under the Incentive Plan. Pursuant to the terms of the Incentive Plan, Reload Options are fully exercisable on the date of grant.

                      AGGREGATE STOCK OPTION EXERCISE TABLE

         The following table sets forth information regarding the exercise of Options by Named Executive Officers during 2000. The table also shows the number and value of unexercised Options held by the Named Executive Officers as of December 31, 2000. The values of unexercised Options are based on a fair market value of $78.31 per share on December 31, 2000.

                                                      Number of Securities     Value of Unexercised
                       Number of                     Underlying Unexercised    In the Money Options
                    Shares Acquired       Value       Options Exercisable/         Exercisable/
      Name            On Exercise     Realized (1)        Unexercisable         Unexercisable (2)
      ----            -----------     ------------        -------------         -----------------
James N. Stanard        521,111       $12,621,460      289,283 / 299,999      $4,334,577 / $12,034,130
William I. Riker        156,235        $4,829,453      108,724 / 158,919      $1,319,220 / $6,376,020
David A. Eklund         161,981        $5,196,801      100,731 / 158,919      $1,478,951 / $6,376,020
John M. Lummis           27,449          $539,483       33,909 / 117,346        $851,956 / $4,696,116

(1) The values realized are based on the fair market value of the Full Voting Common Shares on the date of exercise less the Option exercise price.

(2) The values are based on the fair market value of the Full Voting Common Shares on December 31, 2000, less the applicable Option exercise price.

Long Term Incentive Plan

         The Company maintains a Long Term Incentive Bonus Plan for the officers of the Company. In general under the Plan, bonuses are paid over a four-year period if we achieve pre-established performance targets within the four-year performance cycle. The plan provides for sequential four-year performance cycles; accordingly, additional four-year periods are expected to become effective under the Plan each calendar year. With respect to any fiscal year within the four-year period, 50 percent of an officer's target bonus amount generally will be payable only if our operating earnings per share ("EPS") targets were achieved or exceeded for the preceding fiscal year, and the other 50 percent of the target bonus amount generally will be payable only if we meet the cumulative Return on Equity ("ROE") targets for the preceding fiscal year. However, if we do not achieve the target level in one of the two component target categories (EPS and ROE) in any year, for purposes of determining a participant's bonus amount for such year, our underperformance in one category, or in one year, can be offset by our outperformance in the other category, or in another year, to permit total payout at a target level. The performance targets are established by the Compensation Committee.

         The table below sets forth the estimated payments to be made to the Named Executive Officers with respect to the 1999 and 2000 four-year cycles in place, if the EPS and ROE targets are met. Payments actually received in the calendar years indicated may include additional amounts earned with respect to future four-year period cycles. In addition, the amounts below are estimates and amounts to be paid under the 1999 and 2000 plans may vary from such estimates based on the Company's results.

              LONG TERM INCENTIVE PLAN - FUTURE ESTIMATED PAYMENTS

                               2001         2002         2003        2004
                               ----         ----         ----        ----
James N. Stanard             $105,275     $105,275     $105,275     $52,650

William I. Riker              $55,335      $55,335      $55,335     $28,210

David A. Eklund               $55,335      $55,335      $55,335     $28,210

John M. Lummis                $38,250      $38,250      $38,250     $19,500

Director Compensation

         The RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the "Directors Plan"), provides equity compensation for those directors of the Company (the "Non-Employee Directors") who are not employees of the Company, the Investors or any of their respective affiliates. The Directors Plan provides for (i) annual grants of Full Voting Common Shares with an aggregate fair market value of $20,000, which vest ratably over a three year period; (ii) annual grants of options to purchase 4,000 Full Voting Common Shares at an exercise price equal to the fair market value of the Full Voting Common Shares on the date of grant or as otherwise determined by the Board, which vest ratably over a three year period. Non-Employee Directors also receive an annual retainer of $15,000 under the Directors Plan. Non-Employee Directors also receive a fee of $1,000 for each Board meeting attended and a fee of $500 for each Board committee meeting attended. Additionally, the Company provides to all directors reimbursement of all expenses incurred in connection with service on the Board.

         In May 2000, the Company granted to each of the Non-Employee Directors, an Option to purchase 12,000 Common Shares. As with the grant to the Named Executive Officers, this grant was larger than recent annual grants and, as noted, it is intended that this grant will substitute for the Company's customary annual option grants to the Non-Employee Directors in 2000, 2001 and 2002. However, the Sub-Committee retains discretion to make additional grants if it deems necessary or appropriate.

CEO Employment Agreement

         On March 13, 2001, we entered into a Fourth Amended and Restated Employment Agreement with James N. Stanard (the "CEO Employment Agreement"). The CEO Employment Agreement provides that Mr. Stanard will serve as Chief Executive Officer of the Company and Renaissance until July 1, 2005, unless terminated earlier as provided therein.

         The CEO Employment Agreement currently provides for a base salary of $450,000 per year. Mr. Stanard is entitled to certain expense reimbursements related to housing, automobile, traveling and other expenses and is also entitled to the reimbursement of reasonable business-related expenses incurred by him in connection with the performance of his duties Mr. Stanard may receive an annual bonus consistent with the treatment of other executive officers of the Company at the discretion of the Compensation Committee. Mr. Stanard is entitled to an additional annual bonus of $815,000 (the "Additional Bonus"), plus an additional payment (the "Gross-up Payment") in an amount which, after reduction of all applicable income taxes incurred by Mr. Stanard in connection with the Gross-up Payment, is equal to the amount of income tax payable by Mr. Stanard in respect of the related Additional Bonus. This Additional Bonus is payable on each of June 30, 2002, 2003, 2004 and 2005. The Additional Bonus for each year shall be increased or decreased by 2.5% for each 1% increase or decrease (as the case may be) in the agreed upon earnings per share targets for the applicable year, provided that in no event will the Additional Bonus in any year exceed $1,222,500 or be less than $407,500. The Additional Bonus shall be calculated and paid on a cumulative simple average basis in a manner consistent with the calculation and payment of bonuses under the Company's Long Term Incentive Plan

         Mr. Stanard shall be eligible to earn an incentive bonus of $475,000 per year (the "Incentive Bonus"), payable over five years on June 2003, June 2004, June 2005, and June 2006. Incentive Bonuses shall be paid only if the Company meets cumulative Return on Equity ("ROE") targets for each immediately preceding fiscal year to be established by the Board and reflected in the Company's then current business plan. ROE shall be computed on a cumulative basis; i.e., percentage excesses or shortfalls against annual targets will be applied toward subsequent fiscal years. Accordingly, an Incentive Bonus which is not payable for a given fiscal year as a result of the Company's failure to meet the cumulative ROE target for that year shall be payable in a later year if the Company meets the cumulative ROE target for that subsequent year. Mr. Stanard shall also be entitled to receive the Incentive Bonus scheduled to be paid in June 2002, as provided under the Prior Agreement.

         Mr. Stanard shall be entitled to participate in the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan, as amended from time to time and any successor plan thereto (the "Plan"), such participation to be commensurate with his position as Chief Executive Officer. Effective as of the date of Mr. Stanard's Employment Agreement, the Company granted to Mr. Stanard 100,000 shares of our restricted common shares. The Restricted Stock shall vest at the rate of 25% a year with the first installment vesting as of July 1, 2002. The vesting of the Restricted Stock and any future Awards shall be accelerated in the event of a termination of Mr. Stanard's employment by us without Cause, or by Mr. Stanard for Good Reason, or by reason of Executive's death or disability unless, with respect only to future awards, Mr. Stanard is otherwise notified by us at the time of grant.

         The CEO Employment Agreement contains customary provisions relating to exclusivity of services, non-competition and confidentiality. These provisions require that Mr. Stanard devote substantially all of his working time to the business of the Company and Renaissance, and not engage in business activities that are competitive with the business of the Company and Renaissance. As described below, the non-competition obligation may extend for up to one year after termination of Mr. Stanard's employment. In addition, Mr. Stanard is required to maintain in confidence, and not use for his own benefit, any business secrets or other confidential information concerning the business or policies of the Company and Renaissance.

         The CEO Employment Agreement provides that, in general, upon a termination of Mr. Stanard's employment for any reason other than death, disability or, prior to a Change in Control (as defined in the CEO Employment Agreement), a termination by Renaissance without Cause or by Mr. Stanard for Good Reason, Mr. Stanard may not engage in business practices competitive with the business of Renaissance and its affiliates for a period of one year from termination. In exchange for this non-competition obligation, Renaissance is required to pay Mr. Stanard an amount equal to his then current base salary and the highest regular discretionary bonus paid or payable to Mr. Stanard over the preceding three fiscal years, in twelve equal monthly installments. Upon certain terminations of employment, Renaissance may, within 14 days of such termination, elect not to enforce the non-competition obligation, in which case it is not obligated to pay the amounts described in the preceding sentence.

         In the event that a Change in Control occurs and, on or within one year following the date thereof, Mr. Stanard's employment is terminated without Cause or voluntarily by him for Good Reason, the Company will be required to pay him within fifteen days following the date of such termination, in lieu of the payments described in the immediately preceding paragraph, a lump sum cash amount equal to two times the sum of (i) the highest rate of annual salary in effect during the term of the CEO Employment Agreement plus (ii) the highest regular annual bonus paid or payable to Mr. Stanard over the preceding three fiscal years (excluding the Additional Bonus, the Incentive Bonus and any extraordinary or non-recurring bonus).

         The CEO Employment Agreement also provides that, in the event of a termination of Mr. Stanard's employment without Cause, by Mr. Stanard with Good Reason, or by reason of Mr. Stanard's death or disability, Mr. Stanard will be paid an Incentive Bonus equal to the highest regular discretionary bonus paid or payable to Mr. Stanard over the preceding three fiscal years. These payments are required to be made irrespective of whether applicable ROE targets have been met.

Employment Agreements with Other Named Executive Officers

         The Company has entered into employment agreements with each of Messrs. Riker, Eklund and Mr. Lummis. These agreements each provide that they (i) will be extended for successive one-year periods, unless either party gives 30 days notice; (ii) provide for a base salary at a rate to be determined by the Board in its discretion, upon the recommendation of the Chief Executive Officer; (iii) provide for bonuses payable at the discretion of Renaissance; (iv) provide for expense reimbursement arrangements for relocation, housing and automobile expenses; and (v) contain provisions relating to incentive structures, exclusivity of services, non-competition and confidentiality similar to those contained in the CEO Employment Agreement. Upon termination of an executive's employment by Renaissance for any reason other than death or disability, Renaissance will be required to continue to pay the executive his then current base salary, and an amount equal to the highest regular annual bonus paid or payable to the executive over the preceding three fiscal years, in equal monthly installments commencing upon his termination of employment, in exchange for the executive's undertaking not to compete with Renaissance and its affiliates for one year after the termination. Under certain circumstances, Renaissance may elect not to enforce the executive's non-compete obligations and, therefore, not to make the payments described in the preceding sentence. In the event that a Change in Control (as defined in the agreements) occurs and, on or within one year following the date of such Change in Control, the applicable executive's employment is terminated without Cause, or Renaissance elects not to extend the term of the employment agreement, or the applicable executive terminates his employment for "Good Reason" Renaissance will be required to pay such executive within fifteen days following the date of such termination, a lump sum cash amount equal to two times the sum of (i) the highest rate of annual salary in effect during the executive's employment agreement plus (ii) the highest regular annual bonus paid or payable to the applicable executive over the preceding three fiscal years and the Restricted Shares held by the executive will become fully vested.

         On June 1, 2000, Mr. Lummis entered into an employment agreement to replace the employment agreement between him and Renaissance entered into in October 1997. The amended agreement will be extended for successive one-year periods, unless either party gives 30 days notice. The agreement is substantially similar to Mr. Lummis' previous employment agreement.

         On July 1, 1999, Mr. Eklund entered into an amended employment agreement in connection with his appointment as Chief Underwriting Officer of Renaissance to replace the employment agreement between him and Renaissance entered into in May 1997. The amended agreement expires on June 30, 2004 (unless sooner terminated as provided therein) and is substantially similar to Mr. Eklund's previous employment agreement, except that the new agreement provided for the grant of 75,000 Restricted Shares that will vest at the rate of 20% per year on a cumulative basis, commencing on May 14, 2000.

         On February 4, 1998, Mr. Riker entered into an amended employment agreement in connection with his appointment as President and Chief Operating Officer of Renaissance to replace the employment agreement between him and Renaissance entered into in July 1997. The amended agreement expires on June 30, 2003 (unless sooner terminated as provided therein) and is substantially similar to Mr. Riker's previous agreement, except that the new agreement provided for the grant of 75,000 Restricted Shares that will vest at the rate of 20% per year on a cumulative basis, commencing on June 30, 1999.

Stock Bonus Plan

         We maintain an employee stock bonus plan (the "Stock Bonus Plan") pursuant to which the Board may issue Common Shares under the Incentive Plan. Under the Stock Bonus Plan, eligible employees may elect to receive a grant of Common Shares of up to 50% of their bonus in lieu of cash, with an associated matching grant of an equal number of Restricted Shares. The Restricted Shares vest ratably over four years. During the restricted period, the employee receives dividends on and votes the Restricted Shares, but the Restricted Shares may not be sold, transferred or assigned. In 2000, we issued 38,715 Common Shares and 38,715 matching Restricted Shares under the Stock Bonus Plan having an aggregate value of approximately $2.9 million.

                      PROPOSAL 1 - THE BOARD SIZE PROPOSAL

          The Board has determined that it is in the best interests of the Company and its shareholders to adopt an amendment to our Bye-laws to fix the size of the Board at eight directors (which the Board may determine to increase to eleven members). If this proposal is adopted by our shareholders, we would accordingly amend Bye-law 12(a) of our Bye-laws to provide for a fixed size of eight rather than eleven, and the Board will have the discretion to increase to eleven rather than twelve, and to fill any additional positions so created. A form of the new Bye-law 12(a), as proposed to be amended, is attached hereto as Appendix B.

BACKGROUND AND REASONS FOR THE ADOPTION OF THE BOARD SIZE PROPOSAL.

          Our Bye-laws provide for a classified Board, presently consisting of eleven members (which the Board may determine to expand to twelve members). The Board is divided into three classes of approximately equal size. Each director serves a three-year term.

          We fixed the size of our Board at eleven members in part to accommodate the inclusion of representatives of our founding institutional shareholders as well as a substantial number of independent directors. Over the last several years, our founding institutional investors and their affiliates have sold the majority of their shares. Most recently, on March 13, 2001, USF&G completed the sale of approximately 1.7 million common shares in an underwritten public offering. Given the reduced equity ownership of our founding institutional shareholders, we believe that it is appropriate to reduce the size of the Board to reflect these changes.

          Accordingly, we propose an amendment to our Bye-laws to reduce the size of our Board from eleven members to eight members. The Board would have the power to increase its size to eleven members and, as it currently has, will have the power to fill vacacies created by any additional positions. This would enable the Board to admit attractive potential candidates as members of the Board while retaining the existing members or to facilitate other changes. However, the Board has not presently identified any such potential candidates, and there can be no assurance that we will succeed in identifying or retaining such candidates to the Board. The Bye-laws will continue to require that the Board seek to cause each class of directors to be comprised of an approximately equal number of directors.

RECOMMENDATION AND VOTE

          Approval of the Board Size Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

          THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE BOARD SIZE PROPOSAL.

                  PROPOSAL 2 - THE RENAISSANCE VOTING PROPOSAL

          Our Board has determined that it is in the best interests of the Company and our shareholders to adopt an amendment to our Bye-laws to remove the requirement that matters required to be voted on by the shareholders of Renaissance, our wholly owned principal operating subsidiary, be submitted to the shareholders of the Company.

          The provisions which impose this bifurcated voting requirement are set forth in paragraph (a)(4) of Bye-law 43. If this proposal is adopted by our shareholders, paragraph (a)(4) of Bye-law 43 would be deleted entirely.

BACKGROUND AND REASONS FOR THE ADOPTION OF THE RENAISSANCE VOTING PROPOSAL.

          Our Bye-laws currently require the Company, as the holder of all of the outstanding shares of Renaissance, to submit any matter required to be submitted to a vote of the shareholders of Renaissance to the shareholders of the Company and vote all the shares of Renaissance owned by the Company in accordance with and proportional to such vote of the Company's shareholders. If the Renaissance Voting Proposal is adopted, our Bye-laws will be amended to remove this requirement.

          We adopted this requirement to reduce the Company's exposure to the related person insurance income rules ("RPPI") promulgated under the U.S. Internal Revenue Code of 1986, as amended, and to reduce the possibility that certain of our shareholders might be required to include their pro rata share of Renaissance's subpart F income in their reportable income.

          The reduction in share ownership by our founding institutional investors described above has mitigated the exposure of the Company and our shareholders to these risks. However, this requirement adds a degree of complication to the voting process. We believe that the Renaissance Voting Proposal is advantageous to the Company and its shareholders because it removes a provision which no longer provides an important independent benefit and will simplify our corporate voting process. We own 100% of Renaissance and its Bye-laws provide that its board shall nominate for election the same candidates proposed for election to the Company's Board. Similarly, we have always proposed that the same independent accountants be appointed for each of the Company and Renaissance and expect that we always will. Accordingly, our current bifurcated voting requirement has proved to be duplicative and ministerially burdensome, with no meaningful benefit other than the former reduction in RPPI exposure, which has now been otherwise mitigated.

         We are aware of no other public company which submits subsidiary votes to its public shareholders. Now that the concerns which underlay the imposition of this unusual voting structure have been independently alleviated, we feel it is in the best interest of the Company and our shareholders to return to more typical and customary corporate governance procedures.

         We will conduct the Annual Meeting of Renaissance immediately following the Company's Annual Meeting. We believe that the Renaissance Voting Proposal will be approved by our shareholders and that the previous requirement to submit Renaissance voting matters to the Company's shareholders will be terminated. However, if the Renaissance Voting Proposal does not pass, we will submit to the Annual Meeting proposals to elect two Class II Directors of Renaissance and to appoint the independent auditors of Renaissance. The candidates for election to the Renaissance Board will be exactly the same as the candidates for election to the Board of the Company, and we would propose that Ernst & Young be approved to serve as independent auditors of Renaissance, as proposed for the Company. If we are required to submit these matters relating to Renaissance to the Annual Meeting, the persons named in this Proxy Statement and the accompanying proxy cards will vote executed proxies received by us, with respect to those Renaissance shareholder votes in the same percentages as the votes cast for the Board Nominees Proposal and the Independent Auditors Proposal.

RECOMMENDATION AND VOTE

          Approval of the Renaissance Voting Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE RENAISSANCE VOTING PROPOSAL.

                    PROPOSAL 3-- THE BOARD NOMINEES PROPOSAL

         Our Bye-laws provide for a classified Board, divided into three classes of approximately equal size. Each director serves a three year term. At our 2001 Annual Meeting, our shareholders will elect the Class III Directors, who will serve until our 2004 Annual Meeting. Our incumbent Class I Directors are scheduled to serve until our 2002 Annual Meeting and our Class II Directors are scheduled to serve until our 2003 Annual Meeting.

         Two directors are nominated for election at the Annual Meeting. If any Nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such other Nominee, if any, in their discretion as may be recommended by the Board.

         In part to accommodate the expected reduction in the size of our Board, Mr. Liska and Mr. Igou, who have been Class III Directors, are not standing for reelection at the Annual Meeting, and Mr. Lee, who has been a Class II Director, intends to resign following the Annual Meeting. In addition, the Board determined that Mr. Riker, our Executive Vice President and the President and Chief Operation Officer of Renaissance Reinsurance, who has been a Class I Director, will stand for election at the Annual Meeting as a Class III Director. This change will accommodate retaining Board classes of approximately equal size, as our Bye-laws require. If the Board Size Proposal (Proposal 1) does not pass, the resulting vacancies will be filled by the incumbent members of the Board as provided in our Bye-laws.

                                    NOMINEES

CLASS III DIRECTORS (WHOSE TERMS WILL EXPIRE (IF ELECTED) IN 2004):

NAME                       AGE     POSITION
----                       ---     --------
Arthur S. Bahr             69      Director
William I. Riker           41      Director, Executive Vice President of
                                   the Company and President and Chief
                                   Operating Officer of Renaissance

                              CONTINUING DIRECTORS

CLASS I DIRECTORS (WHOSE TERMS EXPIRE IN 2002):

NAME                       AGE     POSITION
----                       ---     --------
Edmund B. Greene           62      Director
Brian Hall                 59      Director
Scott E. Pardee            64      Director

CLASS II DIRECTORS (WHOSE TERMS EXPIRE IN 2003):

NAME                       AGE     POSITION
----                       ---     --------
Thomas A. Cooper           64      Director
Kewsong Lee                35      Director(1)
W. James MacGinnitie       62      Director
James N. Stanard           52      President and Chief Executive
                                   Officer, Chairman of the Board
                                   of Directors

RECOMMENDATION AND VOTE

         Approval of our Board Nominees Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE BOARD NOMINEES PROPOSAL.

--------------
(1) Mr. Lee has informed the Company that he intends to resign from the Board following the Annual Meeting. Thereafter, Class II would consist of three directors.

                       PROPOSAL 4 -- THE AUDITORS PROPOSAL

         Upon recommendation of the Audit Committee, the Board proposes that the shareholders appoint the firm of Ernst & Young to serve as our independent auditors for the 2001 fiscal year until the 2002 Annual Meeting. Ernst & Young served as our independent auditors for the 2000 fiscal year. A representative of Ernst & Young will attend the Annual Meeting and will be available to respond to questions and may make a statement if he or she so desires. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors' remuneration to the Board.

Fees billed to us by Ernst & Young during the 2000 fiscal year:

Audit Fees:

          Audit Fees billed to us by Ernst & Young during our 2000 fiscal year for review of our annual financial statements and those financial statements included in our quarterly reports on Form 10-Q totaled $292,000.

          The Company did not engage Ernst & Young to provide advice to us regarding financial information systems design and implementation during our 2000 fiscal year.

All Other Fees:

          Fees billed to us by Ernst & Young during the Company's 2000 fiscal year for all other non-audit services rendered to the Company totaled $355,800 and primarily related to fees for tax related services.

RECOMMENDATION AND VOTE

         Approval of our Auditors Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AUDITORS PROPOSAL.

               PROPOSAL 5 - THE 2001 STOCK INCENTIVE PLAN PROPOSAL

         On February 6, 2001, the Board adopted the Renaissance Holdings Ltd. 2001 Stock Incentive Plan (the "2001 Plan"), under which 950,000 Full Voting Common Shares were reserved for issuance pursuant to grants of restricted stock and stock bonuses or upon the exercise of options granted under the 2001 Plan. The Board believes that the equity-based incentive awards available for grant under the 2001 Plan are an important part of our compensation policy as such equity-based incentive awards link the interests of eligible employees more closely with the interests of our shareholders.

         We are seeking shareholder approval of the 2001 Plan in order to comply with the requirements of Section 422 of the Code and the requirements of the New York Stock Exchange, Inc. (the "NYSE"). The following summary of the 2001 Plan is qualified in its entirety by express reference to the text of the 2001 Plan, a copy of which is on file with the Securities and Exchange Commission. Under the 2001 Plan, options may be granted which are qualified as "incentive stock options" within the meaning of Section 422 of the Code ("ISOs") and which are not so qualified ("NQSOs") (collectively or individually, ISOs and NQSOs may be referred to as "Options"). In addition, restricted Full Voting Common Shares ("Restricted Shares") and stock bonuses ("Stock Bonuses") may also be granted under the 2001 Plan.

PURPOSE AND ELIGIBILITY

         The purpose of the 2001 Plan is to provide a means through which the Company and its subsidiaries may attract able persons to enter and remain in the employ of the Company and its subsidiaries and to provide a means whereby employees of the Company and its subsidiaries can acquire and maintain share ownership, thereby strengthening their commitment to the welfare of the Company and its subsidiaries and promoting an identity of interest between shareholders and these employees.

         Employees of the Company and its subsidiaries are eligible to receive Options, Restricted Shares and Stock Bonuses under, and participate in, the 2001 Plan. The approximate number of officers and employees eligible to participate in the 2001 Plan is 100.

ADMINISTRATION

         The 2001 Plan is administered by a committee (the "Committee") appointed by the Board. The Committee, in its sole discretion, determines which individuals may participate in the 2001 Plan and the type, extent and terms of the awards to be granted. In addition, the Committee interprets the 2001 Plan and makes all other determinations with respect to the administration of the 2001 Plan.

AWARDS

         OPTIONS. The 2001 Plan specifically provides for the grant of Options, both ISOs and NQSOs. The terms and conditions of Options granted under the 2001 Plan are set out from time to time in agreements between us and the individuals receiving such awards. Such terms include vesting conditions, the expiration dates for the awards, and other terms and conditions relating to the awards. The exercise price of the Options is determined by the Committee at the time of grant. In the case of NQSOs, the exercise price must be not less than 85% of the "Fair Market Value" (as defined in the 2001 Plan) and the number of Options granted with an exercise price which is less than the Fair Market Value of the Full Voting Common Shares on the date of grant may not exceed 10% of the number of shares of Stock reserved for issuance under the 2001 Plan of the Full Voting Common Shares on the date of grant. In the case of ISOs, the exercise price must be at least the Fair Market Value of the Full Voting Common Shares on the date of grant. ISOs may not be granted to an individual who, at the date of grant, owns directly or indirectly shares possessing more than 10 percent of the total combined voting power of all classes of shares of the Company or of any parent or subsidiary of the Company, unless the ISO (i) has an exercise price of at least 110 percent of the Fair Market Value of the Full Voting Common Shares on the date of grant of the Option, and (ii) cannot be exercised more than 5 years after the date of grant. To the extent that the aggregate Fair Market Value with respect to which ISOs become exercisable for the first time in any calendar year exceeds $100,000, such Options will be treated as NQSOs. The Option exercise price may be paid in cash or by such other means as may be approved by the Committee in its discretion. However, any right to pay the exercise price by tending Full Voting Common Shares will be limited to the shares held by the Optionee for at least six months. If the Committee permits an optionee to pay the exercise price of an Option by delivery of Restricted Shares, the optionee will receive, in connection with such exercise, an equal number of Restricted Shares having the same restrictions.

         The 2001 Plan also permits the Committee to grant reload options ("Reload Options"), in the Committee's sole discretion, if (i) an optionee exercises an Option by the delivery of Full Voting Common Shares which have been held by the optionee for at least six months, and (ii) at the Committee's discretion, the optionee's tax withholding obligations upon exercise of Options are satisfied by the Company withholding Full Voting Common Shares with an aggregate Fair Market Value equal to the minimum tax withholding amount due upon the Option exercise. Such Reload Options will entitle the optionee to purchase the number of Full Voting Common Shares equal to the number of Full Voting Common Shares so delivered to, or withheld by us. The exercise price per share of Reload Options will be the Fair Market Value per share on the date such Reload Option is granted. The duration of a Reload Option will not extend beyond ten years from the date of grant of the underlying Option to which the grant of the Reload Option relates. Reload Options will be fully vested on the date of grant. Participants in the Plan will also receive Reload Options upon the exercise of Reload Options if the Fair Market Value of the Company's stock has appreciated by 20% above the exercise price of the Reload Options. Other specific terms and conditions applicable to Reload Options granted under the 2001 Plan will be determined by the Committee.

         RESTRICTED SHARES. Restricted Shares may be granted by the Committee in its sole discretion, and such shares will become unrestricted in accordance with a schedule established by the Committee. Restricted Shares awarded to a participant will be subject to the following restrictions until the expiration of the restricted period, and to such other terms and conditions as may be determined by the Committee: (1) if an escrow arrangement is used, stock certificates will not be delivered to the participant, (2) the shares will be subject to the restrictions on transferability, unless the Committee permits a transfer on the terms set forth in the 2001 Plan and (3) except to the extent determined by the Committee, the shares will be subject to forfeiture upon termination of the holder's agreement. The Committee may remove any or all of the restrictions on the Restricted Shares if it determines that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Share award, such action is appropriate.

         STOCK BONUSES. Stock Bonuses may be awarded by the Committee, in its sole discretion, upon such terms and conditions, as the Committee deems appropriate.

ADJUSTMENTS FOR RECAPITALIZATION, MERGER, ETC. OF THE COMPANY

         Awards under the 2001 Plan will be subject to adjustment or substitution, as determined by the Board in its reasonable discretion, as to the number, price or kind of shares or other consideration subject to such awards or as otherwise determined by the Board to be equitable (i) in the event of changes in the outstanding Full Voting Common Shares or in the our capital structure, by reason of share dividends, share splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such awards or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants in the 2001 Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the 2001 Plan. In addition, in the event of any such adjustments, exchanges or substitution, the aggregate number of Full Voting Common Shares available under the 2001 Plan will be appropriately adjusted, as determined by the Board in its reasonable discretion.

CHANGE OF CONTROL

         In the event of a "Change in Control" (as defined in the 2001 Plan), all outstanding awards will automatically vest. In addition, in the event of a Change in Control which, in the discretion of the Board, is not to be accounted for as a pooling of interests, all Options which are outstanding on the date of such Change in Control will be deemed exercised, and in exchange for such Options, the optionees will be paid a cash amount based on the difference between (i) the price per share paid for the Full Voting Common Shares in connection with such Change in Control, and (ii) the exercise price per share.

SHARES SUBJECT TO THE 2001 PLAN

         The total number of Full Voting Common Shares reserved for issuance under the 2001 Plan is 950,000.

MARKET VALUE

         The closing price of the Full Voting Common Shares on the NYSE on April 3, 2001 was $70.08 per share.

AMENDMENT AND TERMINATION

         The Board may at any time terminate the 2001 Plan. Subject to the provisions of the 2001 Plan which are described above under "Adjustments for Recapitalization, Merger, etc. of the Company," with the written consent of a participant, the Board or the Committee may cancel or reduce outstanding awards if, in its judgment, the tax, accounting, or other effects of, or potential payouts under the 2001 Plan would not be in the best interest of the Company. The Board or the Committee may, at any time, amend or suspend the 2001 Plan; provided that any amendment that would increase the maximum number of Full Voting Common Shares which may be issued pursuant to awards, or change the class of persons eligible to receive ISOs, may not be adopted without shareholder approval.

FEDERAL TAX CONSEQUENCES

         The following is a brief discussion of the Federal income tax consequences of transactions with respect to Options, Restricted Shares and Stock Bonuses under the 2000 Plan based on the Code, as in effect as of the date of this summary. This discussion is not intended to be exhaustive and does not describe any state or local tax consequences. Holders of awards under the 2000 Plan should consult with their own tax advisors.

         ISOS. No taxable income is realized by the optionee upon the grant or exercise of an ISO. If Full Voting Common Shares are issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to such optionee, then (1) upon the sale of such shares, any amount realized in excess of the Option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) no deduction will be allowed to us for Federal income tax purposes.

         If the Full Voting Common Shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, generally, (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the Fair Market Value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the Option price paid for such shares and (2) we will be entitled to deduct such amount for Federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee upon the sale of the Full Voting Common Shares will be taxed as short-term or long-term capital gain (or loss), depending on how long the shares have been held, and will not result in any deduction by us.

         If an ISO is exercised more than three months following termination of employment (subject to certain exceptions for disability or death), the exercise of the Option will generally be taxed as the exercise of a NQSO, as described below.

         For purposes of determining whether an optionee is subject to an alternative minimum tax liability, an optionee who exercises an ISO generally would be required to increase his or her alternative minimum taxable income, and compute the tax basis in the stock so acquired, in the same manner as if the optionee had exercised a NQSO. Each optionee is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her "regular" income tax liability. As a result, a taxpayer has to determine his/her potential liability under the alternative minimum tax.

         NQSOS. With respect to NQSOs: (1) no income is realized by the optionee at the time the Option is granted; (2) generally, at exercise, ordinary income is realized by the optionee in an amount equal to the excess, if any, of the Fair Market Value of the shares on such date over the exercise price, and the Company is generally entitled to a tax deduction in the same amount, subject to applicable tax withholding requirements; and (3) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

         OPTIONS TRANSFERS. Although Options are generally nontransferable, the following tax consequences will apply if the Committee, in its sole discretion, allows for the transfer of a NQSO.

         If the transfer is a gift, subject to the Annual Gift Tax Exclusion and the Unified Credit (to the extent applicable), the optionee will realize a gift tax based on the value of the Option in the year that the gift is completed. Gifts of Options are deemed to be completed when vested. Under the Gift Tax Annual Exclusion, each calendar year an individual can transfer up to $10,000 ($20,000 combined between the individual and his/her spouse) of cash and/or property per transferee free from any gift tax. Under the Unified Credit, in addition to an individual's Annual Gift Tax Exclusion, an individual may transfer a certain amount of cash and/or property during his/her lifetime or upon death without paying any gift or estate taxes. This amount is currently $675,000 (2000) and will be increased until the year 2006 when the Unified Credit limit will be $1 million. Optionees should consult with their tax advisor as to the amount of the Unified Credit for any year subsequent to 2000.

         When the transferee exercises the Option, the optionee will realize ordinary income in the year of exercise equal to the excess (if any) of the fair market value of the shares exercised over the Option exercise price paid by the transferee for such shares. It is unclear at this time what the tax results would be if the optionee is deceased at the time of the option exercise by the transferee.

         Upon subsequent disposition of the shares by the transferee, the transferee will realize long-term or short-term capital gain (or loss), as the case may be, based on the difference between the sale price for the shares and the fair market value of the shares when the Option was exercised.

         RESTRICTED SHARES. Participants who receive grants of Restricted Shares generally will be required to include as taxable ordinary income the fair market value of the Restricted Shares at the time they are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (the "Restrictions"), less any purchase price paid by the participant for the Restricted Shares. Thus, taxable income generally will be realized by the participant at the end of the restricted period. However, a participant who so elects under Section 83(b) of the Code (an "83(b) Election") within thirty days of the date of grant of the Restricted Shares will incur taxable ordinary income on the date of grant equal to the excess of the fair market value of such shares of Restricted Shares (determined without regard to the Restrictions) over the purchase price paid by the participant for the Restricted Shares. If the shares subject to an 83(b) Election are forfeited, the participant will be entitled only to a capital loss for tax purposes equal to the purchase price, if any, of the forfeited shares. With respect to the sale of the shares after the restricted period has expired, the holding period to determine whether the participant has long-term or short-term capital gain or loss generally begins when the restrictions expire and the tax basis for such shares generally will be based on the fair market value of the shares on that date. However, if the participant makes an 83(b) Election, the holding period commences on the date of such election and the tax basis will be equal to the fair market value of the shares on the date of the election (determined without regard to the Restrictions). The participant's employer generally will be entitled to a deduction equal to the amount that is taxable as ordinary income to the participant, subject to applicable withholding requirements.

         STOCK BONUSES. Recipients of Stock Bonuses will be required to include as taxable ordinary income the fair market value of the Full Voting Common Shares on the date of grant.

SPECIAL RULES APPLICABLE TO CORPORATE INSIDERS

         As a result of the rules under Section 16(b) of the Exchange Act ("Section 16(b)"), and depending upon the particular exemption from the provisions of Section 16(b) utilized, officers and directors of the Company and persons owning more than 10 percent of the outstanding shares of stock of the Company ("Insiders") may not receive the same tax treatment as set forth above with respect to the grant and/or exercise of Options. Generally, Insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular Option. Insiders should check with their own tax advisers to ascertain the appropriate tax treatment for any particular Option.

NEW PLAN BENEFITS

         The grant of Options, Restricted Shares and Stock Bonuses under the 2000 Plan is entirely within the discretion of the Committee. We cannot forecast the extent of Option, Restricted Shares and Stock Bonus grants that will be made in the future. Therefore, we have omitted the tabular disclosure of the benefits or amounts allocated under the 2000 Plan

REASONS FOR THE 2001 PLAN PROPOSAL

         As of March 15, 2001 approximately 90,000 of our Common Shares remained available for grants under our existing stock incentive plans. Because of the limited number of shares remaining available for grant under the existing plan, the Board, acting on the recommendation of the Compensation Committee, believes it is appropriate and necessary at this time to authorize additional shares for future awards. Authorization of these additional shares will allow grants to our employees in furtherance of our goal of continuing to attract, retain and reward key employees, and to align the interests of our employees with those of our shareholders with a view to increasing shareholder value.

RECOMMENDATION AND VOTE

         Approval of the 2001 Plan Proposal requires the affirmative vote of a majority of the Full Voting Common Shares present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon.

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE 2001 PLAN PROPOSAL.

                             ADDITIONAL INFORMATION

Other Action at the Annual Meeting

         A copy of the Company's Annual Report to Shareholders for the year ended December 31, 2000, including financial statements for the year ended December 31, 2000 and the auditors' report thereon, has been sent to all shareholders. The financial statements and auditors' report will be formally laid before the Annual Meeting, but no shareholder action is required thereon.

         As of the date of this Proxy Statement, we have no knowledge of any business, other than that described herein, which will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for 2002 Annual General Meeting of Shareholders

         Shareholder proposals must be received in writing by the Secretary of the Company no later than November 17, 2001 and must comply with the requirements of the Securities and Exchange Commission and our Bye-laws in order to be considered for inclusion in our proxy statement and form of proxy relating to the Annual General Meeting to be held in 2002. Such proposals should be directed to the attention of the Secretary, RenaissanceRe Holdings Ltd., P.O. Box Hm 2527, Hamilton, HMGX, Bermuda. Shareholders who intend to nominate persons for election as directors at general meetings of the Company must comply with the advance notice procedures and other provisions set forth in our Bye-laws in order for such nominations to be properly brought before that general meeting. These provisions require, among other things, that written notice from not less than twenty shareholders holding in the aggregate not less than 10% of the outstanding paid up share capital of the Company be received by the Secretary of the Company not less than 60 days prior to the general meeting.

         If a shareholder proposal is introduced in the 2002 Annual general meeting of shareholders without any discussion of the proposal in our proxy statement, and the shareholder does not notify us on or before February 20, 2002, as required by SEC Rule 14a-4 (c)(1), of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by the Company for the 2002 Annual General Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

         In accordance with the Company's Bye-laws, shareholders of the Company are entitled to vote on proposals to be considered by the Company, as the holder of all outstanding capital shares of Renaissance, at all general meetings of shareholders of Renaissance.

                                                                      APPENDIX A

                             AUDIT COMMITTEE CHARTER

                           RENAISSANCERE HOLDINGS LTD.

                             AUDIT COMMITTEE CHARTER

I.  ORGANIZATION

There shall be a committee of the board of directors to be known as the Audit Committee. The Audit Committee shall be composed of at least three directors, each of whom shall be independent of the management of the Company and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as Audit Committee members.

All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

II. STATEMENT OF POLICY

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to the public; the Company's systems of internal controls; and the Company's auditing, accounting and financial reporting processes generally. The Audit Committee's primary duties and responsibilities are to:

o Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

o   Review and appraise the audit efforts of the Company's independent auditor.

o Provide an open avenue of communication among the independent auditor, financial and senior management, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

At all times, the Audit Committee will have the authority and ability to conduct investigations and retain outside experts as they deem necessary in fulfilling their responsibilities and duties.

III. MEETINGS

As part of its job to foster open communication, the Audit Committee should meet at least quarterly with management and at least semi-annually with the independent auditor in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, on a quarterly basis, at least the Chair of the Audit Committee should discuss with the independent auditor and management the Company's financial statements consistent with IV.3. below.

IV.  RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1. Review and update this Charter periodically, at least annually, as conditions dictate.

2. Review the Company's annual financial statements and related footnotes contained in the Company's annual report, including any certification, report, or opinion rendered by the independent auditor.

3. Review with financial management and the independent auditor the Company's financial statements prior to the release of earnings. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditor

4. Recommend to the Board of Directors the selection of the independent auditor, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent auditor.

5. On an annual basis, the Audit Committee should review and discuss with the auditor all significant relationships the auditor has with the Company to determine the auditor's independence and receive a formal written statement from the independent auditor delineating all relationships between the auditor and the Company.

6. Periodically consult with the independent auditor out of the presence of management about internal controls, financial personnel, the cooperation that the independent auditor received and the fullness and accuracy of the organization's financial statements.

Financial Reporting Processes

7. In consultation with management and the independent auditor, review the integrity of the organization's financial reporting processes, both internal and external.

8. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor or management.

9. Prepare a report for inclusion in the annual proxy statement that describes the Audit Committee's composition and responsibilities, and how they were discharged.

Process Improvement

10. Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent auditor regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

11. Following completion of the annual audit, review separately with each of management and the independent auditor any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work, access to required information or disagreements between the independent auditor and management.

12. Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

13. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

14. Inquire of management and the independent auditor about significant risks or exposures and assess the steps management has taken to minimize such risks.

15. Inquire of management and with the Company's counsel about significant legal issues and assess the steps management has taken to minimize such risks.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

                                   APPENDIX B


PROPOSAL 1

BOARD SIZE PROPOSAL

BYE-LAW 12(A)

          If Proposal 1 is adopted by the Company's shareholders, Bye-law 12(a) will be amended by substituting the number "eight" for the number "eleven" and substituting the number "eleven" for the number "twelve" in the first sentence, as follows:

12.  Election of Directors

         (a) The business of the Company shall be managed and conducted by a Board of Directors consisting of EIGHT Directors who shall be elected or appointed at the annual general meetings of the Company; provided, however, that a majority of the Board may determine, in its discretion, to expand the size of the Board to up to ELEVEN directors.

                                                                 APPENDIX C

                           RENAISSANCERE HOLDINGS LTD.
                            2001 STOCK INCENTIVE PLAN

1.       PURPOSE

         The purpose of the Plan is to provide a means through which the Company and its Subsidiaries may attract able persons to enter and remain in the employ of the Company and its Subsidiaries and to provide a means whereby employees of the Company and its Subsidiaries can acquire and maintain Stock ownership, or be paid incentive compensation measured by reference to the value of Stock, thereby strengthening their commitment to the welfare of the Company and its Subsidiaries and promoting an identity of interest between stockholders and these employees.

         So that the appropriate incentive can be provided, the Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Restricted Stock Awards, and Stock Bonuses, or any combination of the foregoing.

2.       DEFINITIONS

         The following definitions shall be applicable throughout the Plan.

        (a) "Affiliate" of any individual or entity means an individual or entity that is directly or indirectly through one or more intermediaries controlled by or under common control with the individual or entity specified.

        (b) "Award" means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock Award, or Stock Bonuses.

        (c) "Board" means the Board of Directors of RenaissanceRe Holdings Ltd.

        (d) "Cause" shall mean the definition of such term in a Participant's employment agreement, or in the absence of such an agreement, (1) a Participant's failure to substantially perform the Participant's duties as an employee of the Company or a Subsidiary, (2) the engaging by the Participant in misconduct which is injurious to the Company or a Subsidiary, monetarily or otherwise, (3) the commission by the Participant of an act of fraud or embezzlement against the Company or a Subsidiary, or (4) the conviction of the Participant of a felony.

        (e) "Change in Control" means:

               (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange
                    Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities representing more than 50% of the value and voting power of all of the Company's outstanding equity securities (the "Outstanding Equity Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, or (B) any acquisition by a corporation pursuant to a merger, consolidation or other similar transaction (a

                    "Corporate Event") if, as a result of such Corporate Event,
                    (1) substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Equity Securities immediately prior to such Corporate Event beneficially own, directly or indirectly, securities representing more than 50% of the value and voting power of the then outstanding equity securities of the corporation resulting from such Corporate Event (including a corporation which, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Event, of the Outstanding Equity Securities, and (2) no Person other than any corporation resulting from such Corporate --- Event, beneficially owns, directly or indirectly, securities representing more than 50% of the value and voting power of the then outstanding equity securities of the corporation resulting from such Corporate Event;

               (ii) The date upon which individuals who as of the date hereof constitute a majority of the Board (the "Incumbent Board") cease to constitute at least a majority of the Board, provided, that any individual becoming a director subsequent to the date hereof, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising of the Incumbent Board, shall be considered as though such individual was a member of the Incumbent Board;

               (iii) The sale or disposition of all or substantially all of the assets of the Company; or

               (iv) a dissolution or liquidation of the Company.

         (f) "Code" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

         (g) "Committee" means the Board, the Compensation Committee of the Board or such other committee of at least two people as the Board may appoint to administer the Plan, as determined by the Board.

         (h) "Company" means RenaissanceRe Holdings Ltd., a Bermuda company

         (i) "Date of Grant" means the date on which the granting of an Award is authorized or such other date as may be specified in such authorization.

         (j) "Disability," with respect to any particular Participant, means the definition of such term in a Participant's employment agreement, without regard to whether the term of such employment agreement has expired, or in the absence of such agreement, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed when such disability commenced, as determined by the Board based upon medical evidence acceptable to it.

         (k) "Eligible Person" means any officer or any other person regularly employed by the Company or a Subsidiary.

         (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (m) "Fair Market Value" means as of any date when the stock is quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market System ("NMS") or listed on one or more national securities exchanges, the average closing trading price reported on NASDAQ-NMS or the principal national securities exchange on which such Stock is listed and traded for the five-day period preceding such date. If the Stock is not quoted on NASDAQ-NMS or listed on such an exchange, or representative quotes are not otherwise available, the Fair Market Value shall mean the amount determined by the Board to be the fair market value of the Stock based upon a good faith attempt to value the Stock accurately.

         (n) "Holder" means a Participant who has been granted an Award.

         (o) "Incentive Stock Option" means an Option granted by the Committee to a Participant under the Plan which is designated by the Committee as an Incentive Stock Option pursuant to Section 422 of the Code.

         (p) "Non-Employee Director" means a person who is a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act, or any successor rule or regulation.

         (q) "Nonqualified Stock Option" means an Option granted under the Plan which is not designated as an Incentive Stock Option.

         (r) "Option" means an Award granted under Section 7 of the Plan.

         (s) "Option Period" means the period described in Section 7(c).

         (t) "Option Price" means the exercise price set for an Option described in Section 7(a).

         (u) "Participant" means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award.

         (v) "Plan" means the Company's 2001 Stock Incentive Plan.

         (w) "Reload Option" means an Option granted pursuant to Section 7(g).

         (x) "Restricted Period" means, with respect to any share of Restricted Stock, the period of time determined by the Committee during which such Award is subject to the restrictions set forth in Section 8.

         (y) "Restricted Stock" means shares of Stock issued or transferred to a Participant subject to forfeiture and the other restrictions set forth in
Section 8.

         (z) "Restricted Stock Award" means an Award of Restricted Stock granted under Section 8 of the Plan.

         (aa) "Securities Act" means the Securities Act of 1933, as amended.

         (bb) "Stock" means the shares, par value $1.00 per share, of RenaissanceRe Holdings Ltd.

         (cc) "Stock Bonus" means an Award of Stock made pursuant to Section 9 of the Plan.

         (dd) "Stock Option Agreement" means the agreement between the Company and a Participant who has been granted an Option pursuant to Section 9 which defines the rights and obligations of the parties as required in Section 7(d).

         (ee) "Subsidiary" means any subsidiary of the Company as defined in
Section 424(f) of the Code.

3.       EFFECTIVE DATE, DURATION AND SHAREHOLDER APPROVAL

         The Plan is effective as of February 6, 2001, the date on which the Plan was adopted by the Board subject to its approval by the Company's shareholders.

         The expiration date of the Plan, after which no Awards may be granted hereunder, shall be February 6, 2011; provided, however, that the administration of the Plan shall continue in effect until all matters relating to the payment of Awards previously granted have been settled.

4.       ADMINISTRATION

         The Committee shall administer the Plan. Unless otherwise determined by the Board, each member of the Committee shall, at the time such member takes any action with respect to an Award granted to a Participant who is an "insider" for purposes of Section 16 of the Exchange Act, be a Non-Employee Director. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee.

         Subject to the provisions of the Plan, the Committee shall have exclusive power to:

         (a) Select the Eligible Persons to participate in the Plan;

         (b) Determine the nature and extent of the Awards to be made to each Eligible Person;

         (c) Determine the time or times when Awards will be made to Eligible Persons;

         (d) Determine the duration of each Option Period and Restricted Period;

         (e) Determine the conditions to which the payment of Awards may be subject;

         (f) Prescribe the form of Stock Option Agreement or other form or forms evidencing Awards; and

         (g) Cause records to be established in which there shall be entered, from time to time as Awards are made to Participants, the date of each Award, the number of Incentive Stock Options, Nonqualified Stock Options, shares of Restricted Stock and shares of the stock covered by a Stock Bonus granted by the Committee to each Participant, the expiration date, the Option Period and the duration of any applicable Restricted Period.

         The Committee shall have the authority to interpret the Plan and, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan or any documents evidencing Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Board.

5.       GRANT OF AWARDS; SHARES SUBJECT TO THE PLAN

         The Committee may, from time to time, grant Awards of Options, Restricted Stock and Stock Bonuses to one or more Eligible Persons; provided, however, that:

         (a) subject to Section 11, the aggregate number of shares of Stock reserved and available for issuance pursuant to Awards under the Plan is 1,000,000;

         (b) such shares shall be deemed to have been used in payment of Awards only to the extent they are actually delivered. In the event any Award shall be surrendered, terminate, expire, or be forfeited, the number of shares of Stock no longer subject thereto shall thereupon be released and shall thereafter be available for new Awards under the Plan;

         (c) the number of shares of Stock available for issuance shall be increased by the number of shares tendered to or withheld by the Company in connection with the payment of the purchase price or tax withholding obligations relating to any Award hereunder; and

         (d) stock delivered by the Company in settlement of Awards under the Plan may be authorized and unissued Stock or Stock held in the treasury of the Company or may be purchased on the open market or by private purchase.

6.       ELIGIBILITY

         Participation shall be limited to Eligible Persons who have received notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.

7.       DISCRETIONARY GRANT OF STOCK OPTIONS

         The Committee is authorized to grant one or more Incentive Stock Options or Nonqualified Stock Options to any Eligible Person. Each Option so granted shall be subject to the following conditions, or to such other conditions as may be reflected in the applicable Stock Option Agreement.

         (a) OPTION PRICE. The exercise price ("Option Price") per share of Stock for each Option shall be set by the Committee at the time of grant but shall not be less than (i) in the case of an Incentive Stock Option, and subject to Section 7(e), the Fair Market Value of a share of Stock at the Date of Grant, and (ii) in the case of a Non-Qualified Stock Option, not less than 85% of the Fair Market Value of a share of Stock at the Date of Grant; provided, that the number of Non-Qualified Stock Options granted with an Option Price less than the Fair Market Value of a share of Stock at the Date of Grant shall in no event exceed 10% of the number of shares of Stock reserved for issuance under the Plan. The Company will not engage in any repricing of outstanding Options without approval of the Company's Shareholders.

         (b) MANNER OF EXERCISE AND FORM OF PAYMENT. The exercise price of Options may be paid in cash or by such other means as may be approved by the Committee in its discretion; provided that any right to such pay exercise price by tendering shares of Stock shall be limited to shares which have been held by the Holder for at least six months. In the event the Committee shall provide that the exercise price of an Option may be paid by delivery of shares of Restricted Stock, and the exercise price is so paid by the Holder, the Holder shall receive, in connection with such exercise, an equal number of shares of Restricted Stock having the same restrictions and any remaining shares of Stock issued upon such exercise shall have such restrictions, if any, as are set forth in such Holder's Stock Option Agreement.

         (c) OPTION PERIOD AND EXPIRATION. Options shall vest and become exercisable in such manner and on such date or dates and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the "Option Period"); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may in its sole discretion accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of any such Option other than with respect to exercisability. Unless otherwise specifically determined by the Committee or as provided below, the vesting of an Option shall occur only while the Participant is employed by the Company or its Subsidiaries and all vesting shall cease upon a Holder's termination of employment for any reason. If an Option is exercisable in installments, such installments or portions thereof which become exercisable shall remain exercisable until the Option expires. Unless otherwise stated in the applicable Stock Option Agreement, the Option shall expire earlier than the end of the Option Period in the following circumstances:

               (i) IN GENERAL. In the event a Holder's employment with the Company or a Subsidiary is terminated for any reason other than the Holder's death or Disability, all Awards which have not vested as of the date of such termination shall be immediately forfeited. The Holder shall have a period of up to 30 days within which to exercise any Options which were vested as of the date of termination, and such vested Options shall lapse and be cancelled to the extent not so exercised.

               (ii) DEATH OR DISABILITY. In the event a Holder's employment with the Company or a Subsidiary is terminated by reason of the Holder's death or

                    Disability or if such Holder shall die or become disabled within 30 days of the Holder's involuntary termination of employment other than for Cause, all Awards which have not vested as of the date of such termination shall become immediately vested. Such Holder (or such Holder's estate) shall have up to one year after such termination to exercise vested Options.

         (d) STOCK OPTION AGREEMENT - OTHER TERMS AND CONDITIONS. Each Option granted under the Plan shall be evidenced by a Stock Option Agreement, which may be in paper or electronic format and which shall contain such provisions as may be determined by the Committee and, except as may be specifically stated otherwise in such Stock Option Agreement, shall be subject to the following terms and conditions:

               (i) Each Option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.

               (ii) Each share of Stock purchased through the exercise of an
                    Option shall be paid for in full at the time of the exercise.

               (iii) Options shall not be transferable by the Holder except by will or the laws of descent and distribution and shall be exercisable during the Holder's lifetime only by him; provided, however, that the Committee may, in its sole discretion, at the time of grant or at any time thereafter, allow any Holder to transfer any Nonqualified Stock Option, subject to such conditions or limitations set forth in
                    Section 10(k) hereof.

               (iv) Each Option shall vest and become exercisable by the Holder in accordance with the vesting schedule established by the Committee and set forth in the Stock Option Agreement.

               (v) Each Stock Option Agreement may contain a provision that, upon demand by the Committee for such a representation, the Holder shall deliver to the Committee at the time of any exercise of an Option a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any shares issued upon exercise of an Option shall be a condition precedent to the right of the Holder or such other person to purchase any shares. In the event certificates for Stock are delivered under the Plan with respect to which such investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representation and to restrict transfer in the absence of compliance with applicable federal or state securities laws.

               (vi) Each Incentive Stock Option Agreement shall contain a provision requiring the Holder to notify the Company in writing immediately after the Holder makes a disqualifying disposition of any Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Stock before the later of (a) two years after the Date of Grant of the Incentive Stock Option or (b) one year after the date the Holder acquired the Stock by exercising the Incentive Stock Option.

         (e) INCENTIVE STOCK OPTION GRANTS TO 10% STOCKHOLDERS. Notwithstanding anything to the contrary herein, if an Incentive Stock Option is granted to a Holder who owns stock representing more than 10% of the voting power of all classes of stock of the Company or of a Subsidiary, the Option Period shall not exceed five years from the Date of Grant of such Option and the Option Price shall be at least 110% of the Fair Market Value (on the Date of Grant) of the Stock subject to the Option.

         (f) $100,000 PER YEAR LIMITATION FOR INCENTIVE STOCK OPTIONS. To the extent the aggregate Fair Market Value (determined as of the Date of Grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

         (g) RELOAD OPTIONS

               (i) Reload Options may be granted from time to time by the Committee, in its sole discretion, in the event a Participant, while employed by the Company or a Subsidiary, exercises an Option by the delivery of shares of Stock which have been held by the Participant for a period of at least six months, or in the event a Participant's tax withholding obligations upon exercise of Options are satisfied by the Company withholding shares of Stock with an aggregate Fair Market Value equal to the minimum tax withholding amount due thereon, as provided in Section 10(d) hereof. Such Reload Options shall entitle the Participant to purchase that number of shares of Stock equal to the number of shares of Stock so delivered to, or withheld by, the Company, provided that the total number of shares covered by any Reload Options shall not exceed the number of shares subject to the underlying award to which the grant of the Reload Option relates.

               (ii) The price per share of Reload Options shall be the Fair
                    Market Value per share on the date such Reload Option is granted. The duration of such Reload Option shall not extend beyond ten years from the date of grant of the underlying award to which the grant of the Reload Option relates. Reload Options shall be fully vested and exercisable on the date of grant. Other specific terms and conditions applicable to Reload Options granted under the Plan shall be determined by the Committee.

8.       RESTRICTED STOCK AWARDS

         (a) AWARD OF RESTRICTED STOCK.

               (i) The Committee shall have the authority (1) to grant Restricted Stock, (2) to issue or transfer Restricted Stock to Eligible Persons, and (3) to establish terms, conditions and restrictions applicable to such Restricted Stock, including the Restricted Period, which may differ with respect to each grantee, the time or times at which Restricted Stock shall be granted or become vested and the number of shares to be covered by each grant. Restricted Stock also may be granted in lieu of cash compensation otherwise payable to Participant.

               (ii) The Holder of a Restricted Stock Award shall execute and deliver to the Company an Award agreement with respect to the Restricted Stock, which may be in paper or electronic format, setting forth the restrictions applicable to such Restricted Stock. The Committee may determine, in its sole discretion, that the Restricted Stock shall be held in book entry form rather than delivered to the Holder pending the release of the applicable restrictions. If a Holder shall fail to execute a Restricted Stock agreement, the Award shall be null and void. Subject to the restrictions set forth in Section 9(b), the Holder shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. At the discretion of the Committee, cash dividends and stock dividends, if any, with respect to the Restricted Stock may be either currently paid to the Holder or withheld by the Company for the Holder's account. Unless otherwise determined by the Committee no interest will accrue or be paid on the amount of any cash dividends withheld. Unless otherwise determined by the Committee, cash dividends or stock dividends so withheld by the Committee shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which they relate.

         (b) RESTRICTIONS.

               (i) Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award agreement: (1) if book entry form is used, the Holder shall not be entitled to delivery of the stock certificate; (2) the shares shall be subject to the restrictions on transferability set forth in the Award agreement; (3) the shares shall be subject to forfeiture to the extent provided in Section 8(d) and the Award Agreement and, to the extent such shares are forfeited, the stock certificates previously delivered to the Holder shall be returned to the Company, and all rights of the Holder to such shares and as a shareholder shall terminate without further obligation on the part of the Company.

               (ii) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Stock Award, such action is appropriate.

         (c) RESTRICTED PERIOD. The Restricted Period of Restricted Stock shall commence on the Date of Grant and shall expire from time to time as to that part of the Restricted Stock indicated in a schedule established by the Committee and set forth in a written Award agreement.

         (d) FORFEITURE PROVISIONS. Except to the extent determined by the Committee and reflected in the underlying Award agreement, in the event a Holder terminates employment with the Company and all Subsidiaries during a Restricted Period, that portion of the Award with respect to which restrictions have not expired shall be forfeited.

         (e) DELIVERY OF RESTRICTED STOCK. Upon the expiration of the Restricted Period with respect to any shares of Stock covered by a Restricted Stock Award, the restrictions set forth in Section 8(b) and the Award agreement shall be of no further force or effect with respect to shares of Restricted Stock which have not then been forfeited. If book entry form is used, upon such expiration, the Company shall deliver to the Holder, or his beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Holder's account with respect to such Restricted Stock and the interest thereon, if any.

         (f) STOCK RESTRICTIONS. Each certificate representing Restricted Stock awarded under the Plan shall bear the following legend until the end of the Restricted Period with respect to such Stock:

                           "Transfer of this certificate and the shares
             represented hereby is restricted pursuant to the terms of a Restricted Stock Agreement, dated as of , between RenaissanceRe
             Holdings Ltd. and       . A copy of such Agreement is on file at
             the offices of RenaissanceRe Holdings Ltd."

Stop transfer orders shall be entered with the Company's transfer agent and registrar against the transfer of legended securities.

9.       STOCK BONUSES

         The Committee may grant Stock Bonuses to any eligible individual under this Plan that the Committee deems appropriate. Any such Stock Bonuses and any related agreements shall contain such terms and conditions as the Committee deems appropriate. Such Stock Bonuses and agreements need not be identical.

10.      GENERAL

         (a) ADDITIONAL PROVISIONS OF AN AWARD. Awards under the Plan also may be subject to such other provisions (whether or not applicable to the benefit awarded to any other Participant) as the Committee determines appropriate including, without limitation, provisions to assist the Participant in financing the purchase of Stock upon the exercise of Options, provisions for the forfeiture of or restrictions on resale or other disposition of shares of Stock acquired under any Award, provisions giving the Company the right to repurchase Awards and/or shares of Stock acquired under any Award, and provisions to comply with Federal and state securities laws and Federal and state tax withholding requirements. Any such provisions shall be reflected in the applicable Award agreement.

         (b) PRIVILEGES OF STOCK OWNERSHIP. Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of stock ownership in respect of shares of Stock which are subject to Awards hereunder until such shares have been issued to that person.

         (c) GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Stock to be offered or sold under the Plan. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

         (d) TAX WITHHOLDING. The Company shall have the right to deduct from any payment to a Holder pursuant to the Plan any federal, state or local income or other taxes required by law to be withheld in respect thereof. It shall be a condition to the obligation of the Company to issue stock to a Holder upon the exercise of an Option by such Holder that such Holder (or any beneficiary or person entitled to exercise such Option) pay to the Company, upon demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state or local income or other taxes. In the event any such amount so requested is not paid, the Company may refuse to issue Common Shares to such Holder upon the exercise by such Holder of Options. Unless the Committee shall in its sole discretion determine otherwise, payment for taxes required to be withheld may be made in whole or in part by an election by a Holder, in accordance with such rules as may be adopted by the Committee from time to time, (i) to have the Company withhold Common Shares otherwise issuable upon exercise of Options having a Fair Market Value equal to the minimum legally required tax withholding liability and/or (ii) to tender to the Company Common Shares held by such Holder for at least six months prior to the date of such tender and having a Fair Market Value equal to such tax withholding liability.

         (e) CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or a Subsidiary.

         (f) DESIGNATION AND CHANGE OF BENEFICIARY. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the rights or amounts payable with respect to an Award due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by the Participant, the beneficiary shall be deemed to be the Holder's spouse or, if the Participant is unmarried at the time of death, the Holder's estate.

         (g) PAYMENTS TO PERSONS OTHER THAN PARTICIPANTS. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

         (h) NO LIABILITY OF COMMITTEE MEMBERS. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

         (i) GOVERNING LAW. The Plan shall be governed by and construed in accordance with the internal laws of Bermuda, without regard to the principles of conflicts of law thereof.

         (j) FUNDING. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Holders shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

         (k) NONTRANSFERABILITY. A person's rights and interest under the Plan, including amounts payable, may not be sold, assigned, donated, or transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of a Holder's death, to a designated beneficiary to the extent permitted by the Plan, or in the absence of such designation, by will or the laws of descent and distribution. Notwithstanding anything in this Section 10(k) to the contrary, the Committee may, in its sole discretion, at the time of grant or at any time thereafter, allow any Participant to transfer to the Participant's "family members" Options that are not Incentive Stock Options, Restricted Stock, and shares that are subject to Stock Bonuses granted to such Participant, provided that such transfer is not for "value." For purposes of this Section 10(k), a transfer shall not be considered to be made for value if the transfer is made
(i) pursuant to a domestic relations order in settlement of marital property rights or (ii) to an entity in which more than fifty percent of the voting interests are owned by the Participant's family members or the Participant in exchange for an interest in that entity. For purposes of this Section 10(k), the term "family members" shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Participant's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests.

         (l) RELIANCE ON REPORTS. Each member of the Committee and each member of the Board shall be fully justified in relying, acting or failing to act, and shall not be liable for having so relied, acted or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself.

         (m) RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any Subsidiary except as otherwise specifically provided in such other plan.

         (n) EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

         (o) PRONOUNS. Masculine pronouns and other words of masculine gender shall refer to both men and women.

         (p) TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

         (q) TERMINATION OF EMPLOYMENT. For all purposes herein, a person who transfers from employment or service with the Company to employment or service with a Subsidiary or vice versa shall not be deemed to have terminated employment or service with the Company or a Subsidiary.

11.      CHANGES IN CAPITAL STRUCTURE AND CHANGE IN CONTROL

         Awards under the Plan shall be subject to adjustment or substitution, as determined by the Board in its reasonable discretion, as to the number, price or kind of shares or other consideration subject to such Awards or as otherwise determined by the Board to be equitable (i) in the event of changes in the outstanding Stock or in the capital structure of the Company, by reason of share dividends, share splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Awards or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. In addition, in the event of any such adjustments, exchanges or substitution, the aggregate number of Stock available under the Plan shall be appropriately adjusted, as determined by the Board in its reasonable discretion.

         In the event of a Change in Control, notwithstanding any vesting schedule provided for hereunder or in any Award agreement, all outstanding Awards shall automatically vest. In addition, in the event of a Change in Control which, in the discretion of the Board, is not to be accounted for as a pooling of interests, all Options which are outstanding on the date of such Change in Control shall be deemed exercised, and in exchange for outstanding Options, Participants shall be paid a cash amount based on the difference between (1) the price per share paid for the Stock in connection with such Change in Control, and (2) the exercise price per share.

12.      NONEXCLUSIVITY OF THE PLAN

         Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholder of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

13.      AMENDMENTS AND TERMINATION

         The Board may at any time terminate the Plan. Subject to Section 11, with the express written consent of an individual Participant, the Board or the Committee may cancel or reduce or otherwise alter outstanding Awards if, in its judgment, the tax, accounting, or other effects of the Plan or potential payouts thereunder would not be in the best interest of the Company. The Board or the Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that without further stockholder approval neither the Board nor the Committee shall make any amendment to the Plan which would:

         (a) Increase the maximum number of shares of Stock which may be issued pursuant to Awards, except as provided in Section 11; or

         (b) Change the class of persons eligible to receive Incentive Stock Options under the Plan.


                        *                *                 *

As adopted by the Board of Directors of
RenaissanceRe Holdings Ltd. as of
February 6, 2001.

                              [FORM OF PROXY CARD]

                           RENAISSANCERE HOLDINGS LTD.

           THIS PROXY IS SOLICITED ON BEHALF OF RENAISSANCERE HOLDINGS
              LTD. IN CONNECTION WITH ITS ANNUAL GENERAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON MAY 18, 2001.

     The undersigned shareholder of RenaissanceRe Holdings Ltd. (the "Company") hereby appoints John M. Lummis and Martin J. Merritt, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes them to represent and vote as designated in this Proxy, all of the Common Shares and Diluted Voting Class I Common Shares, $1.00 par value each per share (collectively, the "Common Shares"), of the Company held of record by the undersigned shareholder on April 2, 2001 at the Annual General Meeting of Shareholders of the Company to be held on May 18, 2001, and at any adjournment or postponement thereof, with all powers which the undersigned would possess if personally present, with respect to the matters listed on this Proxy. In their discretion, the proxies are authorized to vote such Common Shares upon such other business as may properly come before the Annual General Meeting.

     THE SUBMISSION OF THIS PROXY IF PROPERLY EXECUTED REVOKES ALL PRIOR
PROXIES.

     IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

[X]  PLEASE MARK VOTES AS IN
     THIS EXAMPLE

1. To amend our Bye-laws to fix the size of our            For  Against  Abstain
   Board of Directors at eight directors and               [ ]    [ ]      [ ]
   to authorize the Board, at its discretion, to expand the size of the Board to eleven directors and to fill any additional positions so created

2. To amend our Bye-laws to remove the requirement         For  Against  Abstain
   that, with respect to any matter required to be         [ ]    [ ]      [ ]
   submitted to a shareholder vote of our principal operating subsidiary, Renaissance Reinsurance Ltd.
   ("Renaissance"), we must submit a proposal relating to such matters to the shareholders of RenaissanceRe Holdings Ltd.

3. To elect two Class III directors of the Company                       For All
   to serve until the Company's 2003                       For  Withhold  Except
   Annual General Meeting of Shareholders                  [ ]    [ ]      [ ]

   If you do not wish your shares voted "FOR" a particular Nominee, mark the "For All Except" box and strike a line through the Nominee's name. Your shares will be voted for the remaining Nominee.

                  CLASS II DIRECTORS:
                  -------------------
                  ARTHUR S. BAHR
                  WILLIAM I. RIKER

4. To appoint the firm of Ernst & Young, independent       For  Against  Abstain
   auditors, to serve as our independent auditors for      [ ]    [ ]      [ ]
   the 2001 fiscal year until our 2002 Annual Meeting, and to refer the determination of the auditors' remuneration to the Board.

5. To consider, and if thought fit, approve the            For  Against  Abstain
   RenaissanceRe Holdings Ltd. 2001 Stock Incentive        [ ]    [ ]      [ ]
   Plan (the "2001 Plan") under which 950,000 Full
   Voting Common Shares would be reserved for issuance pursuant to grants of restricted stock and stock bonuses or upon the exercise of options granted under the 2000 Plan.

        THE BOARD OF DIRECTORS OF RENAISSANCERE HOLDINGS LTD. UNANIMOUSLY
            RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES AND
                       EACH OF THE PROPOSALS LISTED ABOVE.

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                 PLEASE VOTE, DATE AND SIGN THIS PROXY BELOW AND
                    RETURN PROMPTLY IN THE ENCLOSED ENVELOPE
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Please sign your name or names exactly as it appears on your share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.
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Please be sure to sign and date this Proxy.

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Date

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          Shareholder sign here                     Co-owner sign here
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